UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

VERRA MOBILITY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Verra Mobility Corporation

1150 North Alma School Road

Mesa, Arizona 85201

Notice of Annual Meeting of Stockholders

To Be Held On June 21, 2022 at 9:00 a.m. Pacific Time

Dear Stockholder:

On behalf of the board of directors (our “Board”) of Verra Mobility Corporation, it is our pleasure to invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) on Tuesday, June 21, 2022 at 9:00 a.m. Pacific Time. The Annual Meeting will be a completely “virtual” meeting, held for the following purposes, as more fully described in the accompanying proxy statement:

1.
To elect two Class I directors, Cynthia Russo and Douglas Davis, to serve on our Board until our 2025 annual meeting of stockholders;
2.
To approve, on an advisory basis, the compensation of our named executive officers; and
3.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

These items of business are more fully described in the proxy materials accompanying this notice. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VRRM2022 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or in the instructions that accompanied your proxy materials.

The record date for the annual meeting is April 25, 2022 (the “Record Date”). Only holders of our Class A Common Stock at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.

On or about May 9, 2022, we expect to mail our stockholders the Notice, which contains instructions on how to access our proxy statement and annual report. The Notice also provides instructions on how to vote via the internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting, we urge you to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the Annual Meeting if you attend via the internet. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent. We look forward to your participation.

By order of the Board,

/s/ Patrick Byrne

Patrick Byrne

Chairman of the Board

Mesa, Arizona

May 2, 2022

Questions and Answers

About these Proxy Materials, Voting and the Annual Meeting

The information provided below is for your convenience only and is merely a summary of the information contained in this proxy statement (this “Proxy Statement”). You should read this entire Proxy Statement carefully before casting your vote. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website addressed in this Proxy Statement are inactive textual references only. The use of the terms “Verra Mobility,” “we,” “us,” “our,” or the “Company,” in this Proxy Statement refers to Verra Mobility Corporation and, where appropriate, its subsidiaries.

Why am I receiving these materials?

Our board of directors (our “Board”) has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Verra Mobility Corporation’s 2022 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will take place on June 21, 2022 at 9:00 a.m. Pacific Time and will be a completely “virtual” meeting of stockholders. You are invited to attend the Annual Meeting if you are a holder of our Class A common stock (our “Class A Common Stock”) as of the close of business on April 25, 2022, the record date for the Annual Meeting (the “Record Date”), or hold a valid proxy for the Annual Meeting. If you are a holder of our Class A Common Stock as of the Record Date, you are requested to vote on the proposals described in this Proxy Statement.

What is a proxy?

A proxy means that you authorize persons selected by us to vote your shares of Class A Common Stock at the Annual Meeting in the way that you instruct. All shares represented by valid proxies that are received and not revoked before the Annual Meeting will be voted at the Annual Meeting in accordance with the stockholders’ specific voting instructions.

What is the notice regarding the availability of proxy materials on the internet?

We have elected to provide access to our proxy materials over the internet. Accordingly, on or about May 9, 2022, we expect to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of the Record Date entitled to vote at the Annual Meeting. The Notice will provide instructions on how to access our Proxy Statement and annual report, along with how to vote via the internet or by telephone. Instructions on how to request a printed copy of the proxy materials will also be provided in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help minimize our costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings of stockholders.

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for directors and other matters to be voted on at the Annual Meeting. It also explains the voting process and requirements; describes the compensation of our directors and most highly compensated executive officers; and provides certain other information required by the rules of the Securities and Exchange Commission (“SEC”).

What should I do with these materials?

Please carefully read and consider the information contained in this Proxy Statement and then vote your shares as soon as possible to ensure that your shares will be represented at the Annual Meeting. You may vote your shares before the Annual Meeting, even if you plan to attend and participate.

How do I attend and participate in the Annual Meeting?

All stockholders as of the Record Date may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/VRRM2022. In order to vote or submit a question during the Annual Meeting, you will need to enter the control number included in the Notice and follow the instructions posted at www.virtualshareholdermeeting.com/VRRM2022. If you requested printed copies of the proxy materials by mail, your control number will be provided with your proxy card or the instructions that accompany your proxy materials.

Broadridge Financial Solutions is hosting our virtual Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Who can vote at the Annual Meeting?

Only holders of our Class A Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were 156,225,265 shares of our Class A Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares of Class A Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the Record Date, your shares of Class A Common Stock are held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from your broker, bank or other agent.

What matters am I voting on?

There are three matters scheduled for a vote. The following table sets forth a description of each of the proposals you are being asked to vote on, how you may vote on each proposal and how our Board recommends that you vote on each proposal.

Proposal	Description	How May I Vote?	How Does Our Board Recommend That I Vote?
Proposal 1	Elect two Class I directors, Cynthia Russo and Douglas Davis, to hold office until the 2025 annual meeting of stockholders.	You may either vote FOR each nominee to serve as a Class I director or WITHHOLD with respect to each nominee.	Our Board recommends a vote FOR each of the Class I director nominees.
Proposal 2	Approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement.	You may vote FOR or AGAINST or you may ABSTAIN from voting.	Our Board recommends a vote FOR approval of the compensation of our named executive officers as described in this Proxy Statement.
Proposal 3	Ratify our Board’s appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	You may vote FOR or AGAINST or you may ABSTAIN from voting.	Our Board recommends a vote FOR the ratification of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

What if another matter is properly brought before the Annual Meeting?

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote electronically during the Annual Meeting or vote by proxy through the internet, over the telephone, or using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend and vote during the Annual Meeting. In such case, your previously submitted proxy will be disregarded.

▪
You may vote your shares held in your name as the stockholder of record by attending the virtual Annual Meeting and voting electronically during the meeting. Follow the instructions posted at www.virtualshareholdermeeting.com/VRRM2022 and reference the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. If you are unable to attend the Annual Meeting, it is important to vote in advance.
▪
To vote online before the Annual Meeting, go to www.proxyvote.com.
▪
To vote by toll-free telephone at 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call).
▪
To vote by mail, simply complete, sign and date the proxy card or voting instruction card and return it promptly in the envelope provided.

If we receive your vote by internet or phone or your signed proxy card prior to 11:59 p.m. Pacific Time the day before the Annual Meeting, we will vote your shares as you direct.

To vote, you will need the control number, which will be included in the Notice or on your proxy card if you are a stockholder of record of Class A Common Stock as of the Record Date, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of Class A Common Stock in “street name.”

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access.

Can I change my vote?

Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

▪
Submit another properly completed proxy card with a later date.
▪
Grant a subsequent proxy by telephone or through the internet.
▪
Send a written notice that you are revoking your proxy to our Secretary.
▪
Attend the virtual Annual Meeting and vote electronically during the Annual Meeting. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote during the Annual Meeting, or through the internet, by telephone or by completing your proxy card before the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “ABSTAIN.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present but have no effect on the outcome of matters voted.

A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

Proposals 1 and 2 (the election of two Class I directors and the advisory vote on the compensation of our named executive officers as described in this Proxy Statement) are non-routine matters, so your broker or nominee may not vote your shares on Proposals 1 and 2 without your instructions. Proposal 3 (the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022) is a routine matter, so your broker or nominee may vote your shares on Proposal 3 even in the absence of your instruction.

Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of each of the nominees for Class I director, FOR the advisory approval of our named executive officer compensation, and FOR the ratification of the selection of EY as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How many votes do I have?

Each stockholder will have the right to one vote per share of Class A Common Stock held as of the Record Date.

How many votes are needed to approve each proposal?

The following table sets forth the voting requirements with respect to each of the proposals:

Proposal	Description	Voting Requirement
Proposal 1	Elect two Class I directors, Cynthia Russo and Douglas Davis, to hold office until the 2025 annual meeting of stockholders.

Each Class I director must be elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of FOR votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. A WITHHOLD vote will have no effect on the vote. Proposal 1 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a stockholder of record will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2	Approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement.

This proposal must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders FOR the approval of the proposal must exceed the number of votes cast AGAINST the approval of the proposal. If a stockholder votes to ABSTAIN, it is not counted as a vote cast and has no effect on the outcome of this proposal. Proposal 2 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Proposal 2 is non‑binding. Because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 3	Ratify our Board’s appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

This proposal must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders FOR the approval of the proposal must exceed the number of votes cast AGAINST the approval of the proposal. If a stockholder votes to ABSTAIN, it is not counted as a vote cast and has no effect on the outcome of this proposal. Proposal 3 is a routine matter. Therefore, if you are a beneficial owner, your broker, bank or other nominee may vote your shares on this proposal without receiving voting instructions from you.

How are votes counted?

You may either vote FOR each nominee to serve as a Class I director on our Board, or you may WITHHOLD your vote for the nominee to serve as a Class I director. Regarding the approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement, you may vote FOR or AGAINST or you may ABSTAIN from voting. For the ratification of the selection of EY as our independent registered public accounting firm, you may vote FOR or AGAINST or you may ABSTAIN from voting. Abstentions, withheld votes, and broker non-votes are not treated as votes cast either for or against a matter, and therefore will not affect the outcome of the vote.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder as of the Record Date, and you choose to vote over the internet or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card will be returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name,” as applicable) will return one proxy card to Broadridge on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for stockholder proposals to be brought before the 2023 annual meeting.

Our bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, a stockholder must give timely notice thereof in writing to our Secretary at Verra Mobility Corporation, 1150 North Alma School Road, Mesa, Arizona 85201. To be timely for the 2023 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between February 21, 2023 and March 23, 2023; provided that if the date of the 2023 annual meeting of stockholders is earlier than May 7, 2023 or later than August 5, 2023, a stockholder must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to our Secretary must also set forth the information required by our bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2023 annual meeting of stockholders, must be received by us not later than January 2, 2023 in order to be considered for inclusion in our proxy materials for that meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of Class A Common Stock issued, outstanding and entitled to vote at the Annual Meeting are present at the meeting or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another date.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

▪
view our proxy materials for the Annual Meeting on the internet; and
▪
instruct us to send you future proxy materials by email.

Our proxy materials are also available on the internet at www.proxyvote.com and on our investor relations website at https://ir.verramobility.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on each Notice to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. “Householding” helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, or you would like to revoke your consent to future “householding” mailings, please contact your broker, bank or other agent or contact us at the following address:

Verra Mobility Corporation

Attn: Investor Relations

1150 North Alma School Road

Mesa, Arizona 85201

(480) 443-7000

Other Information

We were originally incorporated in Delaware on August 15, 2016 as Gores Holdings II, Inc. (“Gores”), as a special purpose acquisition company, formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On January 19, 2017, Gores consummated its initial public offering, following which its shares began trading on the Nasdaq Capital Market (“Nasdaq”).

On October 17, 2018, pursuant to an Agreement and Plan of Merger dated June 21, 2018 as amended on August 23, 2018 by that certain Amendment No. 1 to Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among Gores, AM Merger Sub I, Inc., a direct, wholly-owned subsidiary of Gores (the “First Merger Sub”), AM Merger Sub II, LLC, a direct, wholly-owned subsidiary of Gores (the “Second Merger Sub”), Greenlight Holding II Corporation (“Greenlight”), and PE Greenlight Holdings, LLC (the “Platinum Stockholder”), the First Merger Sub merged with Greenlight as the surviving entity. Immediately following, and as part of the same overall transaction the Second Merger Sub merged with Greenlight, with the Second Merger Sub as the surviving entity. “Business Combination” refers to these mergers, together with the other related transactions.

At the closing of the Business Combination, Gores changed its name to “Verra Mobility Corporation” and the Second Merger Sub changed its name to “Verra Mobility Holdings, LLC.” As a result of the Business Combination, we became the owner, directly or indirectly, of all of the equity interests of Verra Mobility Holdings, LLC and its subsidiaries, including ATS Consolidated, Inc. (“ATS”, now known as VM Consolidated, Inc.). At the closing of the Business Combination, we additionally changed our trading symbols from “GSHT,” and “GSHTW,” to “VRRM” and “VRRMW.” Currently, our Class A Common Stock is listed on Nasdaq under the symbol “VRRM”, and our Public Warrants (as defined below) trade on the over-the-counter market by the OTC Markets Group Inc. (“OTC Markets”) under the symbol VRRMW.

Board of Directors and Corporate Governance

Corporate Governance

We believe that good corporate governance helps ensure that Verra Mobility is managed for the long-term benefit of its stockholders. We have adopted corporate governance guidelines (our “Corporate Governance Guidelines”), which provide a foundation for Verra Mobility’s governance as a whole and describe the principles and practices that our Board follows in carrying out its responsibilities. Our Corporate Governance Guidelines address, among other things:

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composition, structure and policies of our Board and its committees;
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determination of director qualifications;
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expectations and responsibilities of directors;
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management succession planning;
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evaluation of performance of our Board and each of its committees;
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principles of director compensation; and
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communications with stockholders and non-management directors.

Our Corporate Governance Guidelines will be reviewed by our nominating and corporate governance committee from time to time to ensure that they effectively promote the best interests of both Verra Mobility and our stockholders and that they comply with applicable laws, regulations and Nasdaq requirements.

Code of Business Ethics and Conduct

We have adopted a code of business ethics and conduct (our “Code of Ethics”) applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. Our Code of Ethics is available on our investor relations website (http://ir.verramobility.com/corporate-governance/governance-highlights) in the “Governance Highlights” section. In the event that we amend or waive certain provisions of our Code of Ethics applicable to our principal executive officer, principal financial officer or principal accounting officer that require disclosure under applicable SEC rules, we will disclose the same on our website.

Director Independence

Our Class A Common Stock is listed on Nasdaq. Under the listing requirements and rules of Nasdaq, a majority of our Board must be comprised of independent directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with the Company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that other than David Roberts, all of our directors are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. David Roberts is not independent given his position as our President and Chief Executive Officer. Accordingly, a majority of our directors are independent, as required under applicable Nasdaq listing rules. In making this determination, our Board broadly considered all relevant facts and circumstances, including information provided by the directors and by us with regard to each director’s business and personal activities as they may relate to us and our management. There are no family relationships among any of the directors or executive officers.

Board of Directors Leadership

In accordance with our Corporate Governance Guidelines, we currently separate the roles of Chief Executive Officer and Chairman of the Board. These positions are currently held by David Roberts, as our President and Chief Executive Officer, and Patrick Byrne, as Chairman of our Board. We believe this leadership structure is appropriate for our Company due to the differences between the two roles. Our President and Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman provides guidance to our President and Chief Executive Officer, chairs meetings of our Board, sets the agendas for meetings of our Board and provides information to the members of our Board in advance of such meetings. As a result of this leadership structure, our President and Chief Executive Officer is able to focus on developing and implementing our business strategies and objectives, and our Chairman is able to provide independent oversight and serve as an independent liaison between our management and the members of our Board. Due to his extensive executive leadership experience, we believe Patrick Byrne is well-suited to serve in his role as Chairman.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our Corporate Governance Guidelines provide that the non-employee directors will meet in executive sessions without management directors or company management on a periodic basis but no less than once a year. The presiding director at executive sessions is the Chairman of the Board, or another non-employee director otherwise designated by the non-employee directors.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board or the individual director, c/o General Counsel at 1150 North Alma School Road, Mesa, Arizona 85201. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our Corporate Governance Guidelines, all such communications will be reviewed by our General Counsel, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairman of our Board.

Anti-Hedging and Anti-Pledging Policy

We have adopted an insider trading policy that includes restrictions and limitations on the ability of our directors, officers and certain other employees to engage in transactions involving the hedging and pledging of our Class A Common Stock. Under the policy, hedging or monetization transactions, such as zero-cost collars and forward-sale contracts, which allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, and thus to continue to own our Class A Common Stock without the full risks and rewards of ownership, are prohibited. In addition, the policy addresses the practices of holding our Class A Common Stock in a margin account, under which the securities may be sold by the broker without the customer’s consent if the customer fails to meet a margin call, and of pledging our Class A Common Stock as collateral for a loan, in which event the securities may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Verra Mobility securities, our directors, officers and certain other employees are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan.

Non-Employee Director Compensation Policy

Our Board adopted a Non-Employee Director Compensation Policy in February 2022, which sets forth all compensation paid by the Company to non-employee directors, including, without limitation, cash compensation and amounts paid or awards granted under the Verra Mobility 2018 Equity Incentive Plan. The Non-Employee Director Compensation Policy also provides for a Board Chairman incremental annual fee of $60,000.

Committees of our Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, which have the composition and responsibilities described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of our audit, compensation and nominating and corporate governance committees are available in the “Governance Highlights” section of our investor relations website (http://ir.verramobility.com/corporate-governance/governance-highlights). Non-employee members of our Board serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee consists of John Rexford, Patrick Byrne and Cynthia Russo. Our Board has determined that John Rexford, Cynthia Russo and Patrick Byrne are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is John Rexford. Our Board has determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements and are “audit committee financial experts” within the meaning of SEC regulations. In arriving at these determinations, our Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of our audit committee is to discharge the responsibilities of our Board with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

▪
selecting and appointing a registered public accounting firm for the purpose of preparing an audit report or performing other audit, review or attest services for us;
▪
evaluating the independence and performance of the registered public accounting firm;
▪
reviewing and discussing with the independent auditors their annual audit plan, including the timing and scope of audit activities;
▪
pre-approving audit and permissible non-audit services;
▪
reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures on a regular basis;
▪
discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk;
▪
establishing and implementing policies relating to related party transactions;
▪
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
▪
reviewing our program to monitor compliance with our Code of Ethics;
▪
reviewing significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information, and any fraud that involves management or other employees who have a significant role in our internal control over financial reporting;

▪
conducting or authorizing investigations into matters within the Audit Committee’s scope of responsibilities; and
▪
recommending to the Board whether our financial statements should be included in our Annual Reports on Form 10-K.

Compensation Committee

Our compensation committee consists of Douglas Davis, Patrick Byrne and Cynthia Russo. The chair of our compensation committee is Douglas Davis. Our Board has determined that all members of our compensation committee are independent under Nasdaq listing standards, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986. Our compensation committee may form subcommittees of at least two members for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate except such power or authority that is required by any law, regulation or listing standard to be exercised by the compensation committee as a whole.

The purpose of our compensation committee is to discharge the responsibilities of our Board to oversee our compensation and employee benefit plans and practices. Specific responsibilities of our compensation committee include:

▪
evaluating annually the performance of our executive officers and determining and approving their compensation;
▪
reviewing and recommending to our Board the compensation of our non-employee directors;
▪
reviewing the goals and objectives of our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;
▪
reviewing our general compensation plan and other employee benefit plans, including incentive compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate; and
▪
reviewing and approving any severance or termination arrangements to be made with any of our executive officers.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Douglas Davis, Patrick Byrne and Cynthia Russo, none of whom is or has been an officer or employee of the Company. None of our executive officers currently serves, or during fiscal 2021 has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more executive officers serving on our compensation committee or our Board.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Michael Huerta, Douglas Davis and John Rexford. The chair of our nominating and corporate governance committee is Michael Huerta. Each member of our nominating and corporate governance committee is independent within the meaning of applicable listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his independent judgment, as determined by our Board in accordance with the applicable Nasdaq listing standards.

The purpose of our nominating and corporate governance committee includes identifying and recommending to our Board the director nominees for the next annual meeting of stockholders and developing and recommending our

Corporate Governance Guidelines and policies to our Board. Specific responsibilities of our nominating and corporate governance committee include:

▪
establishing criteria for the selection of new directors to serve on our Board;
▪
identifying and evaluating candidates for nomination to our Board;
▪
recommending the membership composition of the committees of our Board;
▪
recommending changes regarding corporate governance matters including changes to our certificate of incorporation and bylaws;
▪
reviewing compliance with Nasdaq’s corporate governance listing requirements;
▪
reviewing and reassessing the adequacy of our Code of Ethics and Corporate Governance Guidelines; and
▪
overseeing annual evaluations of our Board and the committees thereof.

Board of Directors and Committee Meetings and Attendance

Our Board is responsible for the oversight of our management and our strategy and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time.

Our Board met ten times and acted by written consent eleven times during our last fiscal year. Our audit committee met seven times and took no separate actions by written consent during our last fiscal year. Our compensation committee met five times and acted by written consent eleven times during our last fiscal year. Our nominating and corporate governance committee met five times and acted by written consent once during our last fiscal year. During our last fiscal year, each incumbent director attended 75% or more of the aggregate of the meetings of our Board and of the committees on which he or she served.

We encourage our directors and nominees for director to attend our annual meetings of stockholders. In 2021, a majority of our directors attended our annual meeting of stockholders.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental aspect of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. Our Board, as a whole, determines the appropriate level of risk for us, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and addressing risks inherent in their respective areas.

Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee monitors compliance with legal and regulatory requirements. Our audit committee also monitors management’s preparedness for and responses to data security incidents. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines. Our compensation committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk taking and evaluates compensation policies and practices that could mitigate such risks.

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax- and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and practices.

Nominations Process and Director Qualifications

Nomination to our Board of Directors

Candidates for nomination to our Board are selected by our Board based on the recommendation of our nominating and corporate governance committee in accordance with the committee’s charter, our policies, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by our Board regarding director candidate qualifications. In recommending candidates for nomination, our nominating and corporate governance committee considers candidates recommended by directors, officers and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and bylaws, using the same criteria to evaluate all such candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, our nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board is set forth above under “Questions and Answers About these Proxy Materials, Voting and the Annual Meeting.”

Director Qualifications

With the goal of developing an experienced and highly qualified Board, our nominating and corporate governance committee is responsible for developing and recommending to our Board the desired qualifications, expertise and characteristics of members of our Board, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board and specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.

In addition to the qualifications, qualities and skills that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, our bylaws, our Corporate Governance Guidelines and the charters of our Board committees, our nominating and corporate governance committee considers the following qualifications for any nominee for a position on our Board: (i) experience in corporate governance, such as an officer or former officer of a publicly held company, (ii) experience in, and familiarity with, our business and industry, (iii) experience as a board member of another publicly held company, (iv) personal and professional character, integrity, ethics and values, (v) practical and mature business judgment, including the ability to make independent analytical inquiries, (vi) academic expertise in an area of our operations and (vii) background in financial and accounting matters. Our Board and nominating and corporate governance committee believe that an experienced and highly qualified Board fosters a robust, comprehensive and balanced decision-making process for the continued, effective functioning of our Board and our success. Accordingly, through the nomination process, our nominating and corporate governance committee seeks to promote Board membership that reflects diversity, factoring in gender, race, ethnicity, differences in professional background, education, skill, and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience. Our nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:

Election of Class I Directors

Our Board has nominated Cynthia Russo and Douglas Davis to serve, and each has agreed to stand for election at the Annual Meeting, each as a Class I director to serve until the 2025 annual meeting of stockholders and until their successors have been duly elected, or if sooner, until their death, resignation or removal.

Our Board consists of seven members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Our directors are currently divided into the three classes as follows:

▪
Class I directors: Cynthia Russo and Douglas Davis, whose terms will expire at the Annual Meeting. If elected at the Annual Meeting, the terms of Ms. Russo and Mr. Davis will expire at the annual meeting of stockholders to be held in 2025 and until their successors have been duly elected, or if sooner, until their death, resignation or removal;
▪
Class II directors: Patrick Byrne, John Rexford and David Roberts, whose terms will expire at the annual meeting of stockholders to be held in 2023 and until their successors have been duly elected, or if sooner, until their death, resignation or removal; and
▪
Class III directors: Michael Huerta and Sarah Farrell, whose terms will expire at the annual meeting of stockholders to be held in 2024 and until their successors have been duly elected, or if sooner, until their death, resignation or removal.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Vote Required

Our directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two Class I director nominees receiving the highest number of affirmative votes will be elected at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If such nominees become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board.

Nominees

Our nominating and corporate governance committee seeks to assemble a Board that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its qualifications and experience in various areas. To that end, the committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our Board.

The following table sets forth, for the Class I nominees and our other directors who will continue in office after the Annual Meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held with Verra Mobility Corporation
Class I directors for election at the Annual Meeting:
Cynthia Russo(1)(2)	52	Director, Director Nominee
Douglas Davis(2)(3)	60	Director, Director Nominee

Class II directors whose terms expire at the annual meeting of stockholders in 2023:
Patrick Byrne(1)(2)	61	Director
John Rexford(1)(3)	65	Director
David Roberts	51	Director, President and Chief Executive Officer

Class III directors whose terms expire at the annual meeting of stockholders in 2024:
Sarah Farrell	30	Director
Michael Huerta(3)	65	Director

(1)
Member of the audit committee.
(2)
Member of the compensation committee.
(3)
Member of the nominating and corporate governance committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board to recommend him or her for board service.

Nominees for Election Until the Annual Meeting of Stockholders to be Held in 2025

Cynthia Russo, age 52, has served as a member of our Board since our annual meeting of stockholders in 2019. Ms. Russo currently serves as director of PAR Technology Corporation (NYSE: PAR), UserTesting, Inc. (NYSE: USER) and Verifone, Inc. Ms. Russo also serves as the audit committee chair and a member of the compensation and nominating and corporate governance committees for PAR. She previously served as PAR’s lead director. She also serves as the chair of the audit committee and a member of the compensation committee for UserTesting, Inc. In addition, she is the chair of the audit committee for Verifone, Inc. Ms. Russo is currently a consulting Chief Financial Officer for Optoro, Inc., a technology solution for all stages of a returns lifecycle. Ms. Russo previously served as Executive Vice President and Chief Financial Officer of Cvent, Inc. (NASDAQ: CVT), a cloud-based enterprise event management platform, from September 2015 to September 2018. Prior to that, Ms. Russo served in a variety of senior financial roles of increasing responsibility at MICROS Systems, Inc. (NASDAQ: MCRS), including as Executive Vice President and Chief Financial Officer from April 2010 until MICROS Systems’ acquisition by Oracle in September 2014. Ms. Russo holds a bachelor’s degree in business administration from James Madison University and is a Certified Public Accountant and Certified Internal Auditor. We believe that Ms. Russo’s significant financial accounting expertise, executive leadership, operational and risk management experience make her well qualified to serve as a member of our Board.

Douglas Davis, age 60, has served as a member of our Board since our annual meeting of stockholders in 2019. Mr. Davis currently serves as a director of Oshkosh Corporation, where he serves on the Audit Committee and the Compensation Committee. Mr. Davis previously held various positions of increasing responsibility at Intel Corporation from 1984 to 2019, most recently as Senior Vice President of the Automated Driving Group and Senior Vice President and General Manager of the Internet of Things Solutions Group. Mr. Davis holds a bachelor’s degree in electrical engineering from New Mexico State University and an MBA from W.P. Carey Graduate School of Business at Arizona State University. We believe that Mr. Davis’ significant technological expertise and operational experience make him well qualified to serve as a member of our Board.

Our Board recommends a vote FOR each of the Class I director nominees to elect them to our Board.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Patrick Byrne, age 61, has served as a member of our board since November 2020. Mr. Byrne currently serves as the Chief Executive Officer of General Electric’s On-Shore Wind business, a market leader in renewable energy. He previously served as CEO for GE Digital, the software division of the General Electric Company. Before joining GE in 2019, Mr. Byrne served as the Senior Vice President of Fortive Corporation from 2016-2019, President of Tektornix, an Operating Company of Danaher Corporation from 2014-2019 and prior to that as the Chief Technology Officer for Danaher's test and measurement businesses. Mr. Byrne served as an independent director of Micron Technology, Inc. (“Micron”) from 2011 to 2020, including as a member of Micron’s Audit, Nominating and Governance, and Compensation Committees. Mr. Byrne holds a BS in Electrical Engineering from the University of California, Berkeley and an MS in Electrical Engineering from Stanford University. We believe that Mr. Byrne’s significant technological and operational experience makes him well qualified to serve as a member of our Board.

John Rexford, age 65, has served as a member of our Board since the consummation of the Business Combination. Mr. Rexford is the Managing Director of Ramona Park Consulting LLC, which he founded in 2016. Mr. Rexford also serves as director and compensation committee member of Exela Technologies (NASDAQ CM: XELA). Mr. Rexford has over 36 years of finance experience that includes serving as Global M&A Head from 2010 to 2015 at Xerox Corporation (NYSE: XRX) and serving in various positions at Affiliated Computer Services, Inc. (which was acquired by Xerox Corporation), including Chief Financial Officer from 2006 to 2007. Mr. Rexford holds a bachelor’s degree in business administration from Southern Methodist University and an MBA from the Cox School of Business at Southern Methodist University. We believe that Mr. Rexford’s significant finance experience and financial expertise make him well qualified to serve as a member of our Board.

David Roberts, age 51, has served as a member of our Board since the consummation of the Business Combination on October 17, 2018. Mr. Roberts is the President and Chief Executive Officer of Verra Mobility. In such capacity, Mr. Roberts has established a high performing company that embraces consistent financial performance, market leadership and culture as the driver of performance. Prior to Verra Mobility, from April 2012 to August 2014, Mr. Roberts was the President and Chief Executive Officer of BillingTree, a multi-channel electronic payment platform company. Prior to joining BillingTree, from August 2008 to March 2012, Mr. Roberts was a Managing Director at Bank of America Merrill Lynch, leading the Equity Plan Services business. Mr. Roberts joined Bank of America Merrill Lynch via its acquisition of Equity Methods, where he served as Chief Executive Officer. Mr. Roberts earned a BBA at Baylor University at the Hankamer School of Business and an MBA from the University of Chicago Booth School of Business with concentrations in Finance and Strategy. Mr. Roberts has served as an Adjunct Professor at the W.P. Carey Graduate School of Business at Arizona State University. Mr. Roberts currently serves as an adviser for the Arizona Feed My Starving Children Leadership Committee. We believe that Mr. Roberts’ extensive Company experience and experience in the mobility industry makes him well qualified to serve as a member of our Board.

Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Sarah Farrell, age 30, is a Partner at Inclusive Capital Partners, L.P., a San Francisco-based investment firm that seeks to partner with companies that address and enable solutions to address environmental and societal problems. Ms. Farrell is a former director at Lindblad Expeditions Holdings, Inc., where she was a member of the Audit Committee from March 2020 through April 2021. Ms. Farrell has also served as a board observer at Reddit, Inc. since February 2021 and a director of Kolmac Outpatient Recovery Centers, a private network of intensive outpatient addiction treatment centers, since July 2021. Prior to joining Inclusive Capital Partners at its inception in July 2020, Ms. Farrell worked as an Associate at ValueAct Capital, a San Francisco-based investment firm where she started in August of 2018. Ms. Farrell also worked in The Blackstone Groups’ Private Equity division from August 2016 through July 2018. Prior to joining Blackstone, she worked in investment banking at J.P. Morgan in the Mergers & Acquisitions group since May of 2014. Ms. Farrell holds a bachelor’s degree in Honors Chemistry from Harvard College. We believe that Ms. Farrell’s experience supporting environmental, social and governance initiatives and her background in investment banking makes her well qualified to serve as a member of our Board.

Michael Huerta, age 65, has served as a member of our board since May 2021. Mr. Huerta previously served as Administrator for the United States Federal Aviation Administration from 2013 to 2018. Before being named as Administrator, Mr. Huerta served as Acting Administrator of the FAA from 2011 to 2013 and FAA Deputy Administrator from 2010 to 2011. Mr. Huerta also served as Executive Vice President and Group President, Government Transportation, for Affiliated Computer Services, Inc., now Conduent, Inc. Mr. Huerta has served as an independent director of Delta Air Lines, Inc. (NYSE: DAL) since 2018, and is a member of Delta Air Lines’ Audit Committee and Safety, Security and Health Committee. Mr. Huerta holds a bachelor’s degree in Political Science from the University of California, Riverside and a Master’s in Public Affairs with a concentration in international relations from Princeton University. We believe that Mr. Huerta’s significant transportation and administrative experience makes him well-qualified to serve as a member of Verra Mobility’s Board of Directors.

Non-Employee Director Compensation

We compensate our non-employee directors with a combination of (i) cash incentives and (ii) equity incentives in the form of time-based restricted stock units (“RSUs”), pursuant to our Non-Employee Director Compensation Policy. David Roberts, our President and Chief Executive Officer, also serves as a director and we compensate Mr. Roberts solely for serving as our President and Chief Executive Officer—see “Executive Compensation” below—and do not provide additional compensation for his service as a director. The following table describes our annual compensation arrangements with our non-employee directors for the year 2021.

Cash(1)
Board member fee	$60,000
Chair fees(2)
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Committee member fees
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$4,000
Equity
Director restricted stock unit grant(3)	$130,000

(1)
Amounts reflected in this table are annual amounts; payments are made on a quarterly or annual basis at the election of each director pursuant to the Company’s Non-Employee Director Compensation Policy.
(2)
Committee chairs do not receive an additional fee for being a member of the committee they chair.
(3)
The Compensation Committee approved annual equity awards with a grant date fair value of approximately $130,000 in April 2021. The equity awards vest in full on the earlier of (a) the date immediately preceding the date of the next annual stockholder meeting following the grant or (b) one year from the grant date.

In February 2022, our Board adopted a Non-Employee Director Compensation Policy which sets forth all compensation paid by the Company to non-employee directors, including, without limitation, cash compensation and amounts paid or awards granted under the Verra Mobility 2018 Equity Incentive Plan.

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the fiscal year ending December 31, 2021. David Roberts is not included in the table below because he did not receive additional compensation for his service as a director. The compensation received by Mr. Roberts as an employee is shown below in “Executive Compensation—Summary Compensation Table.”

The following table sets forth information concerning the compensation earned by or paid to our non-employee directors during fiscal 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Patrick Byrne	85,000	130,002	215,002
Douglas Davis	77,500	130,002	207,502
Michael Huerta(4)	36,000	130,002	166,002
Bryan Kelln(5)	25,000	—	25,000
Jacob Kotzubei(5)	60,000	—	60,000
John Rexford	84,000	130,002	214,002
Cynthia Russo	77,500	130,002	207,502
Sarah Farrell(6)	—	—	—

(1)
Amounts shown in this column reflect the total cash retainer earned by each director for Board and committee service during 2021.
(2)
Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each equity award granted in 2021, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)
The aggregate dollar value of the 8,690 RSUs awarded to Patrick Byrne, Douglas Davis, Michael Huerta, Jacob Kotzubei, John Rexford and Cynthia Russo on May 25, 2021 is based on $14.96 per unit, the fair market value of our Class A Common Stock on May 25, 2021. Mr. Kotuzbei forfeited his equity grant when he resigned from the Board on December 17, 2021.
(4)
Michael Huerta was elected to the Board at our 2021 Annual Meeting of Stockholders on May 25, 2021, and was therefore paid a prorated cash fee for fiscal year 2021.
(5)
Bryan Kelln and Jacob Kotzubei assigned their fees earned or paid in cash to the Platinum Stockholder. In addition, pursuant to an agreement with the Platinum Stockholder, each of Mr. Kelln and Mr. Kotzubei held all unvested stock awards for the sole benefit of the Platinum Stockholder. Mr. Kelln and Mr. Kotzubei disclaimed beneficial ownership of the shares of Class A Common Stock issuable upon the vesting of any RSUs granted to them, except to the extent of their pecuniary interest.
(6)
Sarah Farrell was appointed to the Board on December 29, 2021. She did not receive any compensation in connection with her position as a director in 2021.

We currently reimburse our directors for their reasonable out-of-pocket expenses in connection with attending meetings of our Board and committees. We have granted equity awards to our non-employee directors as compensation for their services, with the exception of Sarah Farrell, to whom the Company intends to issue an initial equity award in the second quarter of 2022. With the exception of Sarah Farrell, all of our non-employee directors hold RSUs. In May 2021, each of the non-employee directors on the Board at that time were granted 8,690 RSUs, which vest on the earlier of (a) the date immediately preceding the date of the next annual stockholder meeting following the grant or (b) one year from the grant date.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 2:

Advisory Vote to Approve Executive Compensation

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We currently plan to conduct this non-binding vote to approve executive compensation annually, with the next advisory vote taking place at the 2023 annual meeting of stockholders.

As described in the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the interests of our stockholders. We believe that our compensation program effectively aligns the interests of our employees and our stockholders and rewards superior short-term and long-term financial and operational performance. Please read the section entitled “Compensation Discussion and Analysis” beginning on page 31 and the compensation tables and narrative disclosure that follow for specific details about our executive compensation program. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this Proxy Statement.

Accordingly, we are asking our stockholders to vote FOR the following resolution:

Resolved, that the stockholders hereby approve, on an advisory and non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by our stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon.

As an advisory vote, this proposal will not be binding on the Company, our Board or our compensation committee in any way. As such, the results of the vote will not create or imply any change to the fiduciary duties of any members of our Board. Notwithstanding the advisory non-binding nature of this vote, our Board values the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

At our 2021 annual meeting of stockholders, approximately 93% of the votes cast on the non-binding advisory vote (also known as a “say-on-pay” proposal) on the compensation of our named executive officers were voted in support of our executive compensation program, and our stockholders approved a proposal that we submit a say-on-pay vote to our stockholders on an annual basis.

Our Board recommends a vote FOR the approval, on an advisory non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 3:

Ratification of Selection of Independent Registered Public Accounting Firm

Our audit committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. EY has been our independent registered public accounting firm since the consummation of the Business Combination on October 17, 2018.

Representatives of EY are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement. Our Board is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests of us and our stockholders.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of EY.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by EY as our independent registered public accounting firms for the fiscal years ending December 31, 2021 and December 31, 2020, respectively.

	Fiscal Year Ended December 31, 2021	Fiscal Year Ended December 31, 2020
Type of Fees	($)	($)
Audit fees(1)	4,079,275	2,835,016
Audit-Related Fees(2)	120,000	—
Tax Fees(3)	—	—
Total fees	4,199,275	2,835,016

(1)
Audit Fees. Audit fees consist of fees billed for professional services rendered for the integrated audit of our year-end consolidated financial statements and related services that are provided by our independent registered public accounting firm in connection with statutory and regulatory filings, including the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, fees paid for the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and foreign statutory audits.
(2)
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)
Tax Fees. Tax fees consist of fees billed for tax consultation services for professional services relating to tax compliance, tax planning, and tax advice.

Audit Committee Approval

Our audit committee approved all of the foregoing services. Our audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. Our independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. During 2021 and 2020, services provided by EY were pre-approved by the audit committee in accordance with this policy.

Our Board recommends a vote FOR the ratification of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Report of the Audit Committee

On behalf of our Board, our audit committee oversees the financial reporting process for which management has responsibility. Our independent registered public accounting firm, EY, was responsible for performing an audit of our consolidated financial statements.

Our audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2021 with our management. The audit committee has discussed with its independent registered public accounting firm, EY, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as issued by the Public Company Accounting Oversight Board (“PCAOB”). Our audit committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the EY’s communications with our audit committee concerning independence, and has discussed with EY its independence. Based on the foregoing, our audit committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The Audit Committee

John Rexford (Chair)

Patrick Byrne

Cynthia Russo

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock as of the Record Date:

▪
each of our named executive officers;
▪
each of our directors;
▪
all directors and executive officers as a group; and
▪
each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Class A Common Stock.

The percentage of shares beneficially owned shown in the table is based on 156,225,265 shares of Class A Common Stock outstanding as of the Record Date. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our Class A Common Stock underlying warrants, stock options and time-based RSUs held by the person that are currently exercisable or exercisable within 60 days of the Record Date. However, we did not deem such shares of our Class A Common Stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our Class A Common Stock shown as beneficially owned by them. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Verra Mobility Corporation, 1150 North Alma School Road, Mesa, Arizona 85201. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned Class A Common Stock Shares(1)	% of Voting Power(†)
5% Beneficial Owners
The Vanguard Group(2)	13,822,849	8.85%
FMR, LLC(3)	11,993,758	7.68%
Darlington Partners Capital Management, LP(4)	10,819,660	6.93%
Inclusive Capital Partners, L.P. (5)	10,395,815	6.65%
BlackRock, Inc. (6)	9,412,480	6.02%
Scopia Capital Management LP(7)	7,826,574	5.01%
Named Executive Officers
David Roberts(8)	616,199	*
Patricia Chiodo(9)	109,705	*
Steve Lalla	4,697	*
Norman (Adam) Blake	—	*
Rebecca Collins	40,480	*
Craig Conti	—	*
Jonathan Baldwin	—	*
Mark Talbot	—	*
Directors(10)
Patrick Byrne	14,159	*
Douglas Davis	23,861	*
Sarah Farrell	—	*
Michael Huerta	8,690	*
John Rexford	42,795	*
Cynthia Russo	23,861	*
All directors and executive officers as a group (14 persons)(11)	884,447	0.57%

* Denotes less than 1%.

(†) Each share of Class A Common Stock will be entitled to one vote per share.

(1)
Includes shares of Class A Common Stock issuable pursuant to derivatives exercisable within 60 days of the Record Date.
(2)
Based on information contained in a Schedule 13G filed on February 10, 2022, The Vanguard Group beneficially owns 11,993,758 shares of Class A Common Stock, including (i) sole voting power over zero of the reported shares, (ii) shared voting power over 267,875 of the reported shares, (iii) sole dispositive power over 13,430,765 of the reported shares, and (iv) shared dispositive power over 392,084 of the reported shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based on information contained in a Schedule 13G filed on February 9, 2022, FMR, LLC beneficially owns 13,822,849 shares of Class A Common Stock, including (i) sole voting power over 3,381,699 of the reported shares, (ii) shared voting power over zero of the reported shares, (iii) sole dispositive power over 11,993,758 of the reported shares, and (iv) shared dispositive power over zero of the reported shares. The business address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)
Based on information contained in a Schedule 13G filed on February 9, 2022, Darlington Partners Capital Management, LP beneficially owns 10,819,660 shares of Class A Common Stock, including (i) sole voting power over zero of the reported shares, (ii) shared voting power over 10,819,660 of the reported shares, (iii) sole dispositive power over zero of the reported shares, and (iv) shared dispositive power over 10,819,660 of the reported shares. The business address of Darlington Partners Capital Management, LP 300 Drakes Landing Road, Suite 290, Greenbrae, California 94904.
(5)
Based on information contained in a Schedule 13D filed on January 4, 2022, Inclusive Capital Partners, L.P. beneficially owns 10,395,815 shares of Class A Common Stock, including (i) sole voting power over zero of the reported shares, (ii) shared voting power over 10,395,815 of the reported shares, (iii) sole dispositive power over zero of the reported shares, and (iv) shared dispositive power over 10,395,815 of the reported shares. The business address of Inclusive Capital Partners, L.P. is 1170 Gorgas Avenue, San Francisco, California 94129.
(6)
Based on information contained in a Schedule 13G filed on February 3, 2022, BlackRock, Inc. beneficially owns 9,412,480 shares of Class A Common Stock, including (i) sole voting power over 9,221,581 of the reported shares, (ii) shared voting power over zero of the reported shares, (iii) sole dispositive power over 9,412,480 of the reported shares, and (iv) shared dispositive power over zero of the reported shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(7)
Based on information contained in a Schedule 13D filed on February 3, 2022, Scopia Capital Management LP beneficially owns 7,826,574 shares of Class A Common Stock, including (i) sole voting power over zero of the reported shares, (ii) shared voting power over 7,826,574 of the reported shares, (iii) sole dispositive power over zero of the reported shares and, (iv) shared dispositive power over 7,826,574 of the reported shares. The business address of Scopia Capital Management LP is 152 West 57th Street, 33rd Floor, New York, New York 10019.
(8)
Consists of (i) 608,755 shares of Class A Common Stock held by David Roberts and (ii) 7,424 shares of Class A Common Stock held by David & Kimberly Roberts Family Trust UA dated 12/13/2006 for the benefit of Mr. Roberts and of which Mr. Roberts is a trustee.
(9)
Consists of (i) 99,705 shares of Class A Common Stock held by Patricia Chiodo and (ii) 10,000 shares of Class A Common Stock held by Patricia D Chiodo Revocable Living Trust for the benefit of Ms. Chiodo and of which Ms. Chiodo is a trustee.
(10)
Shares listed for certain non-employee directors include 8,690 shares of Class A Common Stock issuable upon the vesting of 8,690 RSUs held by each of Patrick Byrne, Douglas Davis, Michael Huerta, John Rexford, and Cynthia Russo, which will vest prior to the Annual Meeting. See the section titled “Non-Employee Director Compensation” above.
(11)
Includes directors, nominees, and current executive officers, which consists of the following 14 individuals: Douglas Davis (director), Patrick Byrne (director), Michael Huerta (director), Sarah Farrell (director), John Rexford (director), Cynthia Russo (director), David Roberts (officer and director), Patricia Chiodo (former officer), Rebecca Collins (officer), Steve Lalla (officer), Mark Talbot (former officer), Norman (Adam) Blake, Craig Conti (officer) and Jonathan Baldwin (officer).

Executive Officers

The following is biographical information for the executive officers, and all persons chosen to become executive officers, as of the date of this Proxy Statement:

Name	Age	Position
David Roberts	51	President and Chief Executive Officer
Craig Conti	44	Executive Vice President and Chief Financial Officer
Patricia Chiodo	56	Executive Vice President and Former Chief Financial Officer
Steve Lalla	59	Executive Vice President, Commercial Services
Jonathan Baldwin	47	Executive Vice President, Government Solutions
Norman (Adam) Blake	48	President, T2 Systems
Rebecca Collins	52	General Counsel

David Roberts has served as Verra Mobility’s President and Chief Executive Officer since the consummation of the Business Combination and served as the President and Chief Executive Officer of ATS from May 2018 until the Business Combination. He served as ATS’ Chief Operating Officer from August 2014 to May 2018. Mr. Roberts brings more than 24 years of management experience to Verra Mobility. Prior to Verra Mobility, from April 2012 to August 2014, Mr. Roberts was the President and Chief Executive Officer of BillingTree, a multi-channel electronic payment platform company. Prior to joining BillingTree, from August 2008 to March 2012, Mr. Roberts was a Managing Director at Bank of America Merrill Lynch, leading the Equity Plan Services business. Mr. Roberts joined Bank of America Merrill Lynch via its acquisition of Equity Methods, where he served as Chief Executive Officer.

Craig Conti has been appointed to serve as Verra Mobility’s Executive Vice President and Chief Financial Officer, effective April 23, 2022. Mr. Conti’s previous global financial leadership roles included serving as the CFO for ITW’s welding business, and leading financial planning and analysis for GE Healthcare’s IT business. Mr. Conti began his career at GE, where he gained a wide range of finance, operations and strategy experience over the course of 15 years. He holds an MBA from the Kellogg School of Business at Northwestern University, and he earned a Bachelor of Science in Finance from Siena College.

Patricia Chiodo served as Verra Mobility’s Chief Financial Officer since the consummation of the Business Combination and served in the same capacity at ATS from June 2015 through April 23, 2022. Ms. Chiodo retired from the position of CFO effective April 23, 2022 and currently serves in an advisory role. Prior to joining Verra Mobility, Ms. Chiodo served as the Co-President and Chief Financial Officer of Origami Owl LLC from September 2013 to April 2015. Ms. Chiodo also served as a director of Acme Lift Company from March 2013 to March 2015. Prior to joining Origami Owl LLC, Ms. Chiodo was a consultant to privately held companies from May 2012 to August 2013, and was the Senior Vice President and Chief Financial Officer for RSC Holdings, Inc. from April 2010 to April 2012. Ms. Chiodo holds a bachelor’s degree in business administration from the University of Arizona.

Steve Lalla has served as Verra Mobility’s Executive Vice President, Commercial Services since February 2021. Prior to Verra Mobility, he spent more than 30 years leading global, transformational changes at technology providers such as Vertiv, Dell and Motorola. At Vertiv, as Executive Vice President, he oversaw a global portfolio that included services and software solutions for power, thermal and industrial products. At Dell, Mr. Lalla held leadership roles in Commercial PC, PC Accessories, and Cloud and Data Security. Prior to Dell, he led the Mass Market cellular phone business at Motorola.

Jonathan Baldwin was appointed to serve as Verra Mobility’s Executive Vice President, Government Solutions, as of April 4, 2022. Mr. Baldwin previously served as President of Fortive’s Gems, Sensors and Controls business, a global supplier of industrial sensors and control components. Prior to joining Fortive, Mr. Baldwin served as the General Manager for Texas Instruments’ Precision Signal Path business unit. He also held leadership roles in marketing, business development and strategy for National Semiconductor Corporation, Samplify Systems, Inc. and Analog Devices, Inc. He began his career at Raytheon Technologies as a systems engineer. Mr. Baldwin earned an MBA and a Master of Science in Electrical Engineering from Northeastern University in Boston, and a bachelor of science in electrical engineering from the University of Connecticut.

Norman (Adam) Blake joined the Company when Verra Mobility acquired T2 Systems, Inc. in December 2021. Mr. Blake has served as President and CEO of T2 Systems since 2016 and as Chief Operating Officer and President of T2

Systems from 2015 to 2016. Prior to T2 Systems, Mr. Blake served as Vice President and General Manager at NCR Corporation, a global leader in consumer transaction technologies, where he oversaw a global portfolio that included software, hardware and services for their retail line of business. Mr. Blake has worked for more than 20 years in the technology industry and has extensive experience in operations, product development, sales and strategy.

Rebecca Collins has served as Verra Mobility’s General Counsel since the consummation of the Business Combination and served in the same capacity at ATS since May 2016. Prior to joining Verra Mobility, Ms. Collins served as General Counsel and Chief Compliance Officer at Contractor Management Services (now known as Openforce) from November 2015 to May 2016, which followed her role as Deputy General Counsel at NJOY, Inc. from August 2013 to October 2015. Prior to working at NJOY, Inc., Ms. Collins served as Senior Associate General Counsel at General Dynamics C4 Systems, where she started in May 2001. Ms. Collins holds a bachelor’s degree from the University of Pennsylvania and a J.D. from the James E. Rogers College of Law at the University of Arizona.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (the “CD&A”) describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers. This CD&A also describes our executive compensation philosophy, objectives and design, as well as the manner in which the Company awards, and our named executive officers earn, such compensation. Finally, this CD&A is intended to supplement the data presented in the Summary Compensation Table and other compensation tables that follow the CD&A.

Our named executive officers, consisting of our principal executive officer, principal financial officer, the next three most highly compensated executive officers as of December 31, 2021, and one executive officer who was among our three next highest compensated executive officers during 2021, but whose service terminated prior to December 31, 2021, are listed below. For purposes of this disclosure, we define “executive officer” as the president, any executive vice president in charge of a principal business unit or function, and any other officer or person who performs a policy making function for the Company.

▪
David Roberts, President and Chief Executive Officer;
▪
Patricia Chiodo, Executive Vice President and Former Chief Financial Officer(1);
▪
Steve Lalla, Executive Vice President, Commercial Services;
▪
Norman (Adam) Blake, President, T2 Systems;
▪
Rebecca Collins, General Counsel; and
▪
Mark Talbot, Former Executive Vice President, Government Solutions(2).
(1)
Patricia Chiodo retired from the position of CFO effective April 23, 2022 and currently serves in an advisory role.
(2)
Mark Talbot separated from the Company and relinquished his role as our Executive Vice President, Government Solutions, effective October 22, 2021.

Executive Summary

Key Compensation Highlights

Verra Mobility’s executive compensation program was designed to be consistent with its executive compensation principles, objectives, and commitment to sound corporate governance, as summarized below.

▪
Moderate increases to target cash compensation. Target cash compensation increases for our named executive officers were made in March 2021 and ranged from approximately 6% to approximately 18%.
▪
Annual Incentive Program. The Company implemented the Verra Mobility Corporation Amended and Restated Short-Term Incentive Plan (the “Bonus Plan”) for fiscal year 2021 to address uncertainty due to COVID-19 and following no annual incentive payout in 2020 driven by the impacts of COVID-19. The 2021 Bonus Plan implemented two semi-annual performance periods, reduced maximum payout opportunity to acknowledge shortened performance periods and increased the individual performance weightings. The Company exceeded its consolidated revenue and EBITDA targets for both performance periods under the 2021 Bonus Plan and paid cash bonuses to eligible participants. For 2022, the Company determined to move back to an annual performance period (with the potential for a progress payment mid-year), reduced the individual performance weighting, adjusted the weightings within the financial factor and implemented a new strategic multiplier to the annual incentive design.

▪
Long-term incentive program. Following the Company’s first year as a publicly traded company in 2019, the compensation committee approved a new long-term incentive program beginning fiscal 2020 that consists of a mix of PSUs based on relative total stockholder return, stock options and RSUs intended to strengthen the alignment between pay outcomes and Company performance. For PSUs granted in 2022 and beyond, the Company adjusted its comparator group for relative total stockholder return to be the S&P 1000 Index with a target performance of 55%.
▪
Ownership guidelines for our non-employee directors and executives. Our compensation committee adopted stock ownership guidelines to further align the interests of our non-employee directors and executives with those of our stockholders. Beginning in fiscal 2020, non-employee directors and executives are expected to accumulate and hold a minimum number of shares of the Verra Mobility stock.
▪
Clawback policy. Our Board has adopted a clawback policy that allows the Company to recapture amounts paid or equity issued to our executives under certain circumstances. This policy is in addition to the clawback policy in the Company’s 2018 Equity Incentive Plan approved by stockholders.

Compensation Philosophy and Objectives

Our compensation philosophy is primarily driven by our commitment to aligning our executive compensation with the interests of our stockholders by emphasizing performance-based incentive compensation focused on objectives that our Board believes have a significant impact on long-term stockholder value. We recognize that an effective compensation strategy and philosophy is critical to recruiting, incentivizing and retaining key employees who contribute to the achievement of our short-term and long-term success and thereby create value for our stockholders. Therefore, our executive compensation program is designed to reinforce the following objectives:

▪
reward our named executive officers for sustained financial and operating performance, strong leadership and individual performance;
▪
align our named executive officers’ interests with the interests of our stockholders; and
▪
encourage our successful named executive officers to remain with us for the long term.

Underpinning our compensation philosophy is our belief that Verra Mobility is a growth company with the potential to have a significant impact on the global smart mobility technology solutions and services industry. Achieving that potential should result in value creation for our stockholders. Thus, we believe that management’s incentives, our annual goals, and the long-term goals set by our compensation committee and our Board should reflect that growth orientation.

Elements of Our Executive Compensation Program

Our compensation program in 2021 consisted of base salary, annual cash incentives, stock options, RSUs and PSUs. The following table summarizes the primary elements and objectives of our 2021 compensation program for executive officers, including our named executive officers.

Element	Description	Primary Objectives
Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance, and experience.	▪ Recruitment and retention
Annual Cash Incentive (Annual Incentive Bonus Plan)

Annual incentive with target award amounts for each executive officer. Actual cash payouts are linked to achievement of annual Company goals and individual performance. For 2021, payouts could range from 0%-150% of target depending on the relevant metric.

▪ Drive top-tier performance
▪ Incentivize and reward
Long-Term Incentives

David Roberts, Patricia Chiodo, Steve Lalla, Rebecca Collins and Mark Talbot(1) received annual equity awards during 2021, comprised of a combination of stock options, RSUs and PSUs. Stock options and RSUs vest over four years in equal installments. PSUs vest three years from the grant date and are based on the achievement of milestones based on the Company’s three-year relative total shareholder return (“TSR”).

▪ Drive top-tier performance
▪ Align with stockholders’ interests
▪ Link realized value entirely to stock price appreciation
▪ Retention

(1)
As disclosed herein, Mark Talbot separated from the Company effective October 22, 2021. In connection with his departure, Mr. Talbot forfeited 20,446 RSUs, retained 6,815 RSUs (which vest on August 11, 2022), and forfeited all unvested stock options and PSUs.

Executive Pay Mix

Our compensation philosophy is to deliver a significant portion of compensation in the form of at-risk, performance-based components, and in 2021, a significant portion of our executive compensation consisted of variable, at-risk compensation. Eighty-four percent of our Chief Executive Officer’s compensation for 2021 was delivered in variable compensation elements, and 80% of our other named executive officers’ overall compensation, on average, was delivered in at-risk variable compensation.

Compensation Decision-Making Process

Our compensation committee has numerous tools at its disposal to help Verra Mobility accomplish its short- and long-term performance goals. Our compensation committee generally chooses to utilize those tools as follows in its administration and oversight of our executive compensation program.

Role of the Compensation Committee

Our compensation committee works closely with its independent compensation consultant and meets regularly, including in executive session without members of management present, to make decisions concerning our executive compensation program and on the compensation of our Chief Executive Officer and other executive officers. The committee reviews a variety of market data and information, including company peers, compensation information in the technology industry and general economic trends, and considers the recommendations of its compensation consultant when making compensation decisions. The committee chair reports on the committee’s actions at each regular Board meeting. The committee’s responsibilities include, among other things, reviewing and approving (or making recommendations to our Board, as applicable, regarding):

▪
our compensation philosophy, objectives and policies;
▪
amounts and form of compensation to executives;
▪
annual and long-term incentive targets and performance goals;
▪
achievement of goals in annual and long-term incentive plans;
▪
non-employee director compensation;
▪
the peer companies used for assessing market compensation levels, pay practices and performance; and
▪
CD&A disclosure in the annual proxy statement.

The full description of our compensation committee’s authority and responsibilities is provided in our compensation committee charter, which is available on our investor relations website, http://ir.verramobility.com/corporate-governance/governance-highlights.

Role of the Independent Compensation Consultant

Our compensation committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant for fiscal year 2021. Semler Brossy was engaged to assist our compensation committee with a variety of tasks related to 2021 executive compensation, which included, among other things, evaluating the impact of COVID-19 on the committee’s compensation-related decisions; conducting and presenting the annual review of the total compensation packages for our executive officers, including base salary, cash bonuses, long-term incentives and total direct compensation; reviewing market data on compensation; reviewing and assessing the annual and long-term incentives currently provided to executives and future awards; aligning and testing performance-related pay; reviewing non-employee directors’ compensation; reviewing the Company’s peer group; and understanding and responding to market compensation trends. Our compensation committee assessed the independence of Semler Brossy pursuant to the rules prescribed by the SEC and Nasdaq and concluded that no conflict of interest existed in 2021 that would have prevented Semler Brossy from serving as an independent consultant to our compensation committee.

Role of Management

When making decisions on executive compensation, our compensation committee considers input from our Chief Executive Officer, who provides his evaluation of each executive officer’s performance to the committee and makes recommendations with respect to base salary and target incentives, incentive awards and equity awards for each executive officer other than himself. This recommendation is considered by our compensation committee, which makes its own ultimate determinations. No member of management, including our Chief Executive Officer, is present during the deliberation of his or her own compensation decisions.

Competitive Market Information

Our compensation committee considered competitive market practices when setting total pay levels for 2021. However, competitive market data is only one of several resources made available to the committee to assist it in setting executive compensation levels. The committee also considers individual-specific factors, such as individual performance, experience and level and scope of responsibilities, company performance and economic conditions. Our compensation committee does not use a formula or fixed target to determine compensation.

In setting compensation, our compensation committee compares base salaries, annual incentive opportunities, and long-term compensation for our executive officers against to a peer group of companies with similar revenue, market capitalization and EBITDA characteristics. Our compensation committee regularly reviews the composition of the peer group and makes modifications as appropriate. A comprehensive review was conducted in April 2020. We believe these peer group companies on the whole are:

▪
appropriate in size (considering revenue, net income, market capitalization, EBIT, enterprise value and assets);
▪
companies with which we are likely to compete for executive talent; and/or
▪
companies that share a similar business model or similar business content in one or more areas.

Our peer group consisted of the following companies:

ACI Worldide	Alarm.Com Holdings, Inc.	Aspen Technology
Badger Meter	Blackbaud	Cerence
CSG Systems	Cubic Corporation	EVERTEC, Inc.
EVO Payments	ExlService Holdings	FICO
Guidewire Software	Manhattan Associates	MTS Systems
NIC	OSI Systems	OSI Systems
PRGX Global	Q2 Holdings	Tyler Technologies
WEX Inc.

In addition to these peer companies, the compensation committee also reviews pay data from compensation surveys, where relevant, as an additional reference point when setting executive compensation levels.

2021 Compensation Decisions

Base Salary

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies. Base salary for our named executive officers is established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure and other factors deemed relevant. The table below shows the annualized base salary for each named executive officer for 2021 and 2020. Base salary increases for 2021 were approved by our Board and compensation committee in February 2021. Base salary amounts for Steve Lalla and Mark Talbot were approved in January 2021 and June 2021, respectively.

	Base Salary ($)
Name	2021	2020	Change (%)
David Roberts	550,000	467,460	17.66%
Patricia Chiodo	411,000	387,788	5.99%
Steve Lalla	400,000	N/A	N/A
Norman (Adam) Blake	340,000	N/A	N/A
Rebecca Collins	350,000	324,450	7.88%
Mark Talbot	400,000	N/A	N/A

Annual Incentive Bonus Plan

During 2021, we sponsored the Bonus Plan for employees who were active, full-time employees of Verra Mobility in management levels or higher, and who were approved for participation by our Chief People Officer and Chief Executive Officer. Participation for our executive officers was determined by the Compensation Committee. Participants in the Bonus Plan, which included our named executive officers, were eligible to receive cash bonus payments based on Company (and segment, if applicable) performance during two performance periods, corresponding with the two halves of the year, and individual performance over the course of the full fiscal year. For 2021, the annual bonus targets for the named executive officers were established as a percentage of base salary as follows:

Name	Target Award % (% of Base Salary)
David Roberts	100%
Patricia Chiodo	75%
Steve Lalla	75%
Norman (Adam) Blake	75%
Rebecca Collins	60%
Mark Talbot	75%

The Bonus Plan consists of two performance periods corresponding with the two halves of the year to address uncertainty due to COVID-19. Payment of bonuses for the first performance period to our named executive officers is based on the achievement of revenue and adjusted EBITDA targets for the Company and each of its segments for the plan year, as those revenue and adjusted EBITDA targets are determined by our Chief Financial Officer and approved by our compensation committee. Payments for the first performance period, if any, are capped at 100% of the participant’s target bonus allocated to financial factors and any payout in excess of 100% of the participant’s target bonus is paid when the second performance period bonuses are paid, if any. Payment of bonuses for the second performance period to our named executive officers is based on the achievement of revenue and adjusted EBITDA targets for the Company and each of its segments for the second performance period, as those revenue and adjusted EBITDA targets are determined by our Chief Financial Officer and approved by our compensation committee and on individual performance. We define adjusted EBITDA as net (loss) income adjusted to exclude (i) interest expense, net, (ii) income taxes, (iii) depreciation and amortization, and (iv) as further adjusted to exclude the impact of certain non-cash and non-recurring items that we do not consider indicative of our ongoing operating performance.

	Performance Metric Weighting
Name	Consolidated Revenue	Consolidated Adjusted EBITDA	Business Unit Revenue	Business Unit Adjusted EBITDA	Individual Performance
David Roberts	20%	50%			30%
Patricia Chiodo	20%	50%			30%
Steve Lalla			20%	50%	30%
Norman (Adam) Blake			20%	50%	30%
Rebecca Collins	20%	50%			30%
Mark Talbot			20%	50%	30%

Our consolidated revenue for the first performance period (“H1”) of fiscal year 2021 was approximately $203.4 million, which correlated to approximately 107.3% against the consolidated revenue target for H1. Our consolidated adjusted EBITDA for H1 was approximately $102.6 million, which correlated to approximately 119.6% against the H1 consolidated adjusted EBITDA target. Our Commercial Services revenue for H1 was approximately $112.2 million, which correlated to approximately 113.9% against the Commercial Services revenue target for H1. Our Commercial Services adjusted EBITDA for H1 was approximately $64.9 million, which correlated to approximately 130.0% against the Commercial Services adjusted EBITDA target for H1. Our Government Solutions revenue for H1 was approximately $91.2 million, which correlated to approximately 100.1% against the Government Solutions revenue target for H1. Our Government Solutions adjusted EBITDA for H1 was approximately $36.8 million, which correlated to approximately 102.9% against the Government Solutions adjusted EBITDA target for H1. In H1, product revenue from New York City and EBITDA directly related to certain product sales were excluded from performance metric calculations. Results from our newly acquired subsidiary, Redflex Holdings Limited, were also excluded from H1 performance calculations, as the acquisition was not included in H1 target metrics.

	Performance Metric Goals and Achievement ($MM)
Performance Metric	<Threshold	Threshold	Target	Maximum	H1.2021 Actual Performance
Payout as a % of Target	0%	50%	100%	150%
Consolidated
Revenue	<$151.7	$151.7	$189.6	$227.5	$203.4
Adjusted EBITDA	<$68.6	$68.6	$85.7	$102.9	$102.6
Commercial Services Business Unit
Revenue	<$78.8	$78.8	$98.4	$118.1	$112.2
Adjusted EBITDA	<$40.0	$40.0	$49.9	$59.9	$64.9
Government Solutions Business Unit
Revenue	<$72.9	$72.9	$91.1	$109.4	$91.2
Adjusted EBITDA	<$28.6	$28.6	$35.8	$43.0	$36.8

Our consolidated revenue for the second performance period (“H2”) of fiscal year 2021 was approximately $325.5 million, which correlated to approximately 101.8% against the consolidated revenue target for H2. Our consolidated adjusted EBITDA for H2 was approximately $159.5 million, which correlated to approximately 111.6% against the H2 consolidated adjusted EBITDA target. Our Commercial Services revenue for H2 was approximately $148.7 million, which correlated to approximately 112.3% against the Commercial Services revenue target for H2. Our Commercial Services adjusted EBITDA for H2 was approximately $94.9 million, which correlated to approximately 123.7% against the Commercial Services adjusted EBITDA target for H2. Our Government Solutions revenue for H2 was approximately $176.8 million, which correlated to approximately 94.4% against the Government Solutions revenue target for H2. Our Government Solutions adjusted EBITDA for H2 was approximately $64.2 million, which correlated to approximately 97.0% against the Government Solutions adjusted EBITDA target for H2. In H2, T2 Systems results were excluded from performance metric calculations.

	Performance Metric Goals and Achievement ($MM)
Performance Metric	<Threshold	Threshold	Target	Maximum	H2.2021 Actual Performance
Payout as a % of Target	0%	50%	100%	150%
Consolidated
Revenue	<$225.8	$225.8	$319.8	$383.7	$325.5
Adjusted EBITDA	<$114.3	$114.3	$142.9	$171.5	$159.5
Commercial Services Business Unit
Revenue	<$106.0	$106.0	$132.5	$158.9	$148.7
Adjusted EBITDA	<$61.4	$61.4	$76.7	$92.1	$94.9
Government Solutions Business Unit
Revenue	<$149.9	$149.9	$187.3	$224.8	$176.8
Adjusted EBITDA	<$53.0	$53.0	$66.2	$79.4	$64.2

Verra Mobility Corporation 2018 Equity Incentive Plan

The Verra Mobility 2018 Equity Incentive Plan (the “2018 Equity Plan”) was approved by our stockholders on October 17, 2018, after being adopted by our Board on July 10, 2018, subject to stockholder approval. Awards made under the 2018 Equity Plan allow us to attract new key employees, to continue to retain existing key employees, directors and other service providers for our and our stockholders’ long-term benefit and to align the interests of our employees, directors and other service providers with the interests of our stockholders. The 2018 Equity Plan authorizes the compensation committee to provide incentive compensation in the form of stock options, restricted stock and stock units, performance shares and units, other stock-based awards and cash-based awards. The maximum aggregate number of shares authorized for issuance under the 2018 Equity Plan is 10,864,000, and such shares shall consist of authorized but unissued or reacquired shares or any combination thereof.

2021 Long-Term Incentive Program

For 2021, our compensation committee approved awards of long-term incentives to our named executive officers comprised of RSUs, stock options and PSUs. RSUs and stock options vest in four equal annual installments beginning on the first anniversary of the grant date. PSUs vest three years from the grant date based on the achievement of the Company’s three-year TSR relative to a select group of companies within the data processing and outsourced services industry.

Restricted Stock Units

RSUs granted under the 2018 Equity Plan represent rights to receive shares of our Class A Common Stock at a future date determined in accordance with the participant’s award agreement. One quarter of the 2021 RSU awards vested on the first anniversary of the grant date and one quarter of the award will vest annually thereafter, such that the entire award vests by the fourth anniversary of the grant date, subject to the participant’s continued service on each applicable vesting date. RSUs may not be transferred by the participant. Participants have no voting rights or rights to receive cash dividends with respect to RSUs until shares of stock are issued in settlement of such awards. Unless otherwise provided by our compensation committee, a participant will forfeit any RSUs which have not vested prior to the participant’s termination of service.

On March 17, 2021, we granted RSUs to our named executive officers in the following amounts:

▪
David Roberts - 36,523 RSUs;
▪
Patricia Chiodo - 22,571 RSUs; and
▪
Rebecca Collins - 13,477 RSUs.

On March 18, 2021, we granted 24,836 RSUs to Steve Lalla pursuant to his executive employment agreement effective as of January 31, 2021.

Mark Talbot was granted 27,261 RSUs on August 11, 2021. Mr. Talbot separated from the Company on October 22, 2021 pursuant to the Separation and Release Agreement (the “Talbot Separation Agreement”). Under the Talbot Separation Agreement, Mr. Talbot retained 6,815 RSUs (which vest on August 11, 2022) and he forfeited the remaining 20,446 RSUs.

Stock Options

Stock options granted under the 2018 Equity Plan represent options to purchase certain shares of Class A Common Stock at a future date determined in accordance with the participant’s award agreement. Stock options expire at the tenth anniversary of the grant date. Stock options may not be transferred by the participant. Unless otherwise provided by the compensation committee, a participant will forfeit any stock options which have not vested prior to the participant’s termination of service.

On March 17, 2021, we granted stock options to the below listed named executive officers in the following amounts:

▪
David Roberts - 155,039 stock options;

▪
Patricia Chiodo - 63,876 stock options; and
▪
Rebecca Collins - 38,140 stock options.

On March 18, 2021, we granted 49,612 stock options to Steve Lalla pursuant to his executive employment agreement effective as of January 31, 2021.

Mark Talbot was granted 48,411 stock option on August 11, 2022. When Mr. Talbot separated from the Company on October 22, 2021, he forfeited his stock options, all of which were unvested.

Performance Share Units

The number of PSUs that may vest is based on the achievement of threshold (minimum required for a payout), target or maximum levels and may range from 50% to 150% of the target number of shares.

If Verra Mobility does not achieve the threshold level, then no shares will vest. If Verra Mobility’s achievement falls between the threshold, target or maximum levels, the portion of the award that may vest will be determined based on straight-line interpolation. If Verra Mobility’s absolute TSR is negative over the three-year performance period, the number of PSUs that may vest will be capped at 100% of the target number of shares.

On March 24, 2021, we granted PSUs to the below listed named executive officers in the following amounts:

▪
David Roberts – 62,578 PSUs;
▪
Patricia Chiodo -19,337 PSUs;
▪
Steve Lalla – 15,019 PSUs(1); and
▪
Rebecca Collins – 11,546 PSUs.

(1)
Mr. Lalla’s grant was pursuant to his executive employment agreement effective as of January 31, 2021.

Mark Talbot was granted 12,152 PSUs on August 11, 2022. When Mr. Talbot separated from the Company on October 22, 2021, he forfeited his PSUs, all of which were unvested.

For the three-year period beginning in 2021, PSUs may be earned, if at all, based on the Company’s three-year annualized TSR performance against companies with market caps below $10 billion in the Russell 3000 index within the Data Processing and Outsourced Services industry. Beginning with PSUs granted in 2022, PSUs may be earned, if at all, based on the Company’s three-year annualized TSR performance against companies in the S&P 1000 Index. The Compensation Committee adopted the S&P 1000 Index as the comparator group for purposes of relative TSR to address a lack of direct public competitors and to motivate outperformance versus a broader market index. In keeping with its pay-for-performance philosophy, the Compensation Committee also set the target for earning PSUs at the 55th percentile of the comparator group for the three-year period beginning in 2022. Beginning with PSUs granted in 2022, the threshold for earning PSUs is performance at the 25th percentile and the maximum number of PSUs that can be earned is at or above the 75th percentile. The payout cannot exceed 100% if the Company's absolute TSR is negative.

A relative TSR payout factor will be determined by calculating the Company’s three-year annualized TSR performance relative to the median performance of the comparator group. Performance is measured based on the difference between the Company’s three-year annualized TSR percentages and the median three-year annualized TSR of the comparator group. In setting the relative TSR goals, the Compensation Committee considered the historical results of the comparator group, and established goals that were aligned with the historical top and bottom quartiles at maximum and threshold, respectively. The TSR payout factor will be calculated with respect to the goals set forth below:

	Below Threshold	Threshold	Target	Maximum
Difference from Comparator Group Median	<-8%	-8%	0%	+8%
Payout	0%	50%	100%	150%

For the three-year period beginning in 2022, PSUs may be earned, if at all, based on the Company’s three-year annualized TSR performance against companies in the S&P 1000 Index.

Compensation Governance

Stock Ownership Guidelines

We have formal stock ownership guidelines for our non-employee directors and certain employees, including our named executive officers as set forth below. Each director and executive must achieve the minimum equity investment within five years of the adoption of the guidelines or the date the employee first becomes subject to the guidelines.

Position	Ownership Guidelines
Chief Executive Officer	Lesser of 4 times base salary or 230,000 shares
Chief Financial Officer	Lesser of 2 times salary or 95,000 shares
All Other Executives	Lesser of 1 times base salary or 40,000 shares
Non-Employee Directors	3 times cash retainer

Compensation Recovery Policy

Our Board adopted a clawback policy of incentive compensation that allows the Company to recapture amounts paid or equity issued to executive officers under certain circumstances. This policy allows for recovery of certain incentive compensation if an executive officer:

▪
Engages in misconduct that results in the Company being required to restate its publicly disclosed financial statements due to its material noncompliance with any financial reporting requirement under United States securities laws; or
▪
Engages in misconduct that leads to a for cause termination.

The compensation elements subject to clawback or cancellation under the clawback policy include equity awards made pursuant to the 2018 Equity Plan, whether or not vested or restricted, shares acquired upon vesting or lapse of restriction, any profits realized from the sale of any such equity awards, short-term and long-term incentive bonus and similar cash compensation, discretionary bonuses, and any other awards or compensation under the Company’s compensation programs other than base salary; in each case, awarded, earned or paid out during the 36 months preceding the need for the financial restatement or the determination of actions that leads to a for cause termination. Our Board has the sole discretion, subject to applicable law, to determine the form and timing of the clawback, which may include repayment from the executive officer or a reduction to the payment of future incentive compensation. This policy is in addition to the clawback policy in the Company’s 2018 Equity Incentive Plan approved by stockholders.

Other Compensation

In addition to base salary and annual and long-term performance-based compensation, our named executive officers are also eligible for the following benefits on a similar basis as our other eligible employees:

▪
health, dental, and vision insurance;
▪
paid time off including vacation, sick days, parental leave and volunteer time;
▪
life insurance and supplemental life insurance; and
▪
short-term and long-term disability insurance.

Retirement Benefits

We maintain a 401(k) plan (our “401(k) Plan”) available to substantially all of our employees who meet certain eligibility requirements. Our named executive officers may elect to have a portion of their compensation withheld, up to the statutory limit. Our 401(k) Plan includes a matching contribution by us that vests immediately of up to 100% of our named executive officers’ first 3% contribution, and 50% of the next 2%, subject to the terms of the plan. Other than the benefits described under our 401(k) Plan, we have not provided our named executive officers with any retirement benefits.

Accounting Considerations

We consider the accounting impact reflected in our financial statements when establishing the amounts and forms of executive compensation. The forms of compensation that we select are intended to be cost-efficient. Stock-based compensation expense for all stock-based payment awards granted is determined based on the grant-date fair value of such awards. We recognize these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the stock-based payment award. Forfeitures are accounted for as they occur.

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of certain executives, including each of our named executive officers. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed with the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after 2017, unless certain transition relief is available.

While the compensation committee may consider the deductibility of compensation as a factor in determining executive compensation, the compensation committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives, without regard to the deductibility of compensation under it.

Compensation Risk Assessment

As a publicly traded company, we are subject to SEC rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on Verra Mobility. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on Verra Mobility.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the CD&A included in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the Board that the CD&A be included in this Proxy Statement.

The Compensation Committee

Douglas Davis (Chair)

Patrick Byrne

Cynthia Russo

Summary Compensation Table

The following table sets forth all of the compensation earned by our named executive officers during fiscal 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)	Equity Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
David Roberts	2021	530,952	2,499,998	426,751	11,600	3,469,301
President and Chief Executive Officer	2020	452,364	2,110,009	-	11,400	2,573,773
	2019	436,961	-	425,673	10,800	873,434
Patricia Chiodo	2021	405,675	1,030,003	231,408	11,600	1,678,686
Former Chief Financial Officer	2020	376,879	660,025	-	11,400	1,048,304
	2019	371,457	-	301,344	10,800	683,601
Steve Lalla	2021	338,462	900,006	233,210	111,400	1,583,077
Executive Vice President, Commercial Services

Norman (Adam) Blake	2021	23,333	-	-	342,949	366,282
President, T2 Systems
Rebecca Collins	2021	344,167	615,008	167,767	8,301	1,135,243
General Counsel	2020	320,885	340,022	-	5,871	666,778
	2019	307,269	-	199,417	10,800	517,486
Mark Talbot	2021	123,077	999,991(3)	-	62,231	1,185,299
Former Executive Vice President, Government Solutions

(1)
Non-equity incentive plan compensation was earned for fiscal 2019 under the 2019 Verra Mobility Annual Incentive Bonus Plan and was paid in the first quarter of fiscal 2020. No non-equity incentive plan compensation was paid for fiscal year 2020. Non-equity incentive plan compensation was earned for fiscal 2021 under the Verra Mobility Amended and Restated Short-Term Incentive Plan and was paid in August 2021 and in the first quarter of fiscal 2022 for H1 and H2, respectively.
(2)
The following table discloses each item included in the “All Other Compensation” column.
(3)
Under the Talbot Separation Agreement, Mr. Talbot retained 6,815 RSUs (which vest on August 11, 2022) and he forfeited the remaining 20,446 RSUs. Upon separation from the Company, Mr. Talbot forfeited his unvested stock options.

Name and Principal Position	Year	Severance Payments	Other Bonuses ($)	Company Safe-Harbor Contributions to 401(k) Plan($)	Relocation Expenses(a)	Total ($)
David Roberts	2021	-	-	11,600	-	11,600
President and Chief Executive Officer	2020	-	-	11,400	-	11,400
	2019	-	-	10,800	-	10,800
Patricia Chiodo	2021	-	-	11,600	-	11,600
Former Chief Financial Officer	2020	-	-	11,400	-	11,400
	2019	-	-	10,800	-	10,800
Steve Lalla(1)	2021	-	100,000	11,400	-	111,400
Executive Vice President, Commercial Services

Norman (Adam) Blake	2021	-	342,949(2)	-	-	342,949
President, T2 Systems
Rebecca Collins	2021	-	-	8,301	-	8,301
General Counsel	2020	-	-	5,871	-	5,871
	2019	-	-	10,800	-	10,800
Mark Talbot	2021	61,539	-	692	-	62,231
Former Executive Vice President, Government Solutions

(1)
Pursuant to his executive employment agreement, Steve Lalla was granted a one-time make-whole cash sign-on bonus of $100,000.
(2)
Norman (Adam) Blake received an annual bonus amount of $140,000 under the legacy T2 Systems bonus plan and a transaction bonus of $202,949 related to the acquisition of T2 Systems by Verra Mobility.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during 2021. Please see the “Outstanding Equity Awards at Fiscal Year-End” table below for additional information regarding the vesting parameters that are applicable to these awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Award			All other stock awards: Number of shares of stock or units(2)	All other option awards: Number of options	Exercise or base price of option awards	Grant date fair value of stock and option awards(3)
		Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)
David Roberts		275,000	550,000	825,000
	3/24/21				31,289	62,578	93,867
	3/17/21							36,523	155,039	13.69	2,499,998
Patricia Chiodo		154,125	308,250	462,375
	3/24/21				9,669	19,337	29,006
	3/17/21							22,571	63,876	13.69	1,030,002
Steve Lalla		150,000	300,000	450,000
	3/24/21				7,510	15,019	22,529
	3/18/21							24,836	49,612	13.69	900,006
Norman (Adam) Blake(4)		—	—	—	—	—	—	—	—	—	—

Rebecca Collins		105,000	210,000	315,000
	3/24/21				5,773	11,546	17,319
	3/17/21							13,477	38,140	13.69	615,008
Mark Talbot(5)		—	—	—
	8/11/21				—	—	—	27,261	48,411	16.14	999,991

(1)
Non-equity incentive compensation is subject to achievement of Company (and segment, as applicable) revenue and adjusted EBITDA targets and individual performance.
(2)
Each RSU represents a contingent right to receive one share of our Class A Common Stock. RSUs vest in four equal annual installments beginning on March 5, 2022. Vested shares will be delivered on each settlement date.
(3)
The grant date fair value of the RSUs is based on $13.69 per unit and $16.14 per unit for Mark Talbot, the fair market value of our Class A Common Stock on March 4, 2021 and August 11, 2021, respectively. The grant date fair value of the PSUs is calculated in accordance with the accounting guidance on share-based payments. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the PSUs reported, please see Note 2 to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(4)
Norman (Adam) Blake joined the Company when Verra Mobility acquired T2 Systems, Inc. on December 7, 2021 and was therefore ineligible to participate in the Company’s 2021 bonus and long-term incentive plans.
(5)
Under the Talbot Separation Agreement, Mr. Talbot retained 6,815 RSUs (which vest on August 11, 2022) and he forfeited the remaining 20,446 RSUs. Upon separation from the Company, Mr. Talbot forfeited his unvested stock options.

Outstanding Equity Awards as of December 31, 2021

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2021. All awards were granted under our 2018 Equity Incentive Plan.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David Roberts	10/23/2018	10/23/2019					296,373	4,573,035
	3/5/2020	3/5/2023	—	205,991	12.62	3/5/2030	—	—
	3/5/2020	3/5/2021					28,705	442,918
	3/17/2021	3/4/2024	—	155,039	13.69	3/4/2031	—	—
	3/17/2021	3/4/2022					36,523	563,550
Patricia Chiodo(3)	10/23/2018	10/23/2019					145,388	2,243,337
	3/5/2020	3/5/2023	—	63,134	12.62	3/5/2030	—	—
	3/5/2020	3/5/2021					9,985	154,609
	3/17/2021	3/4/2024	—	63,876	13.69	3/4/2031	—	—
	3/17/2021	3/4/2022					22,571	348,271
Steve Lalla	3/18/2021	3/4/2024	—	49,612	13.69	3/4/2031	—	—
	3/18/2021	3/4/2022					24,836	383,219
Norman (Adam) Blake(3)	—	—	—	—	—	—	—	—
Rebecca Collins	10/23/2018	10/23/2019					40,069	618,265
	3/5/2020	3/5/2023	—	32,719	12.62	3/5/2030	—	—
	3/5/2020	3/5/2021					4,993	77,042
	3/17/2021	3/4/2024	—	38,140	13.69	3/4/2031	—	—
	3/17/2021	3/4/2022					13,477	207,950
Mark Talbot(5)	8/11/2021	8/11/2022					6,815	105,156

(1)
Each RSU represents a contingent right to receive one share of our Class A Common Stock. RSUs vest in four equal annual installments beginning on the vesting commencement date set forth in the table. Vested shares will be delivered on each settlement date.
(2)
The aggregate dollar value of the RSUs is based on $15.43 per unit, the fair market value of our Class A Common Stock on December 31, 2021.
(3)
In connection with her retirement, the Board of Directors of the Company agreed to accelerate the vesting of the final tranche of 145,388 RSUs granted to Ms. Chiodo on October 23, 2018 as part of a total original award of 581,552 RSUs, provided that Ms. Chiodo executes a general release of claims agreement in favor of the Company and is in continued compliance with her non-compete and non-disparagement agreement with the Company. Ms. Chiodo’s remaining unvested equity will be forfeited upon her separation from the Company.
(4)
Norman (Adam) Blake joined the Company when Verra Mobility acquired T2 Systems, Inc. on December 7, 2021 and was therefore ineligible to participate in the Company’s 2021 bonus and long-term incentive plans.
(5)
Mr. Talbot separated from the Company on October 22, 2021 pursuant to the Talbot Separation Agreement. Under the Talbot Separation Agreement, Mr. Talbot forfeited and retained 6,815 RSUs (which vest on August 11, 2022) and forfeited the remaining 20,446 RSUs.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the information below regarding the ratio of the annual total compensation of our median compensated employee to that of our Chief Executive Officer (the “CEO Pay Ratio”).

Identifying Our Median Compensated Employee

In determining our median compensated employee, we included the taxable annual compensation for 2021 paid to each employee (annualized for employees starting after January 1, 2021) other than our President and Chief Executive Officer, including employees of our consolidated subsidiaries, as of December 31, 2021 (the “Determination Date”), using the foreign exchange rates as of December 31, 2021 for non-domestic employees.

On the Determination Date, our global employee population for purposes of the median employee determination was 1,433 employees (comprised of 936 domestic and 497 international employees), including full-time and part-time employees. This determination process identified in a median group consisting of several employees and a representative employee was selected from that group, taking into account demographic characteristics that best represent a typical Verra Mobility employee, including tenure, location, role and responsibilities.

Median Employee’s Total 2021 Compensation

Using our calculation for our median compensated employee, we calculated that employee’s actual 2021 total annual compensation in accordance with the SEC’s requirements for reporting named executive officer compensation in the Summary Compensation Table, resulting in 2021 annual total compensation of $63,174.

Chief Executive Officer’s Total 2021 Compensation

For the purposes of the 2021 CEO Pay Ratio disclosure, we used David Roberts’ 2021 total compensation as reported in the Summary Compensation Table, which was $3,469,301.

2021 CEO Pay Ratio

The ratio of David Roberts’ annual total compensation for 2021 to the median employee annual total compensation, determined as described above, was approximately 55:1.

Option Exercises and Stock Vested Table

The following table provides additional information about the value realized by our named executive officers on stock option award exercises, restricted stock and RSUs vesting and performance shares vesting during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards		Performance Awards
Name	Number of Shares acquired on exercise (#)	Value Realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)	Number of shares acquires on vesting (#)	Value on realized vesting ($)
David Roberts	—	—	9,568	139,406	—	—
Patricia Chiodo	—	—	3,328	48,489	—	—
Steve Lalla	—	—	—	—	—	—
Norman (Adam) Blake(2)	—	—	—	—	—	—
Rebecca Collins	—	—	1,664	24,244	—	—
Mark Talbot	—	—	—	—	—	—

(1)
The value realized on the vesting of RSUs is the closing price of our Class A Common Stock on the vesting date, multiplied by the number of shares vested. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy minimum tax withholding obligations.
(2)
Norman (Adam) Blake joined the Company when Verra Mobility acquired T2 Systems, Inc. on December 7, 2021 and was therefore ineligible to participate in the Company’s 2021 bonus and long-term incentive plans.

Employment, Severance and Change in Control Agreements

On March 25, 2021, we entered into an amended and restated executive employment agreement (each, a “Restated Employment Agreement,” and collectively, the “Restated Employment Agreements”) with each of David Roberts, Patricia Chiodo and Rebecca Collins, each of which became effective March 25, 2021 and replaced the existing offer letters then in place with those executive officers. The Restated Employment Agreements were intended to standardize employment terms across our executive team in a professional format and did not materially change the terms of employment for any of our named executive officers. We additionally entered into an executive employment agreement with Steve Lalla on January 31, 2021 (the “Lalla Employment Agreement”), with Mark Talbot on June 8, 2021 (the “Talbot Employment Agreement”) and with Norman (Adam) Blake on December 7, 2021 (the “Blake Employment Agreement” and together with the Restated Employment Agreements, the Lalla Employment Agreement and the Talbot Employment Agreement, the “Executive Employment Agreements”). The Executive Employment Agreements generally provide for at-will employment and set forth the executive officer’s annual base salary, subject to adjustment. The Executive Employment Agreements additionally provide that each executive officer is eligible to participate in our health and welfare benefit plans, retirement plan and the Company’s long-term equity and other incentive programs, consisting of grants of cash and/or equity awards at the discretion of our Board or its designees. Pursuant to the Executive Employment Agreements, our named executive officers are eligible for termination benefits, which provide for certain employee benefits and severance payments upon a qualifying termination of employment as summarized below under “Termination Benefits.” Our compensation committee believes it is in the best interests of our stockholders to extend these benefits to our executives to reinforce and encourage retention and focus on creating stockholder value without undue distraction. In addition, our named executive officers have each executed our standard proprietary information and inventions agreement.

David Roberts

Pursuant to his Restated Employment Agreement, David Roberts is entitled to receive an annual base salary of $550,000, subject to adjustment on an annual basis, as approved by our compensation committee. He is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 100% of his base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and his personal performance. Mr. Roberts is eligible to earn up to 150% of his target bonus under our cash-based bonus plan, based upon the Company’s financial achievement and his personal performance.

Patricia Chiodo

Pursuant to her Restated Employment Agreement, Patricia Chiodo was entitled to receive an annual base salary of $411,000, subject to adjustment on an annual basis, as approved by our compensation committee. She was also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 75% of her base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and her personal performance. Ms. Chiodo was eligible to earn up to 150% of her target bonus under our cash-based bonus plan, based upon the Company’s financial achievement and her personal performance.

Steve Lalla

Pursuant to the terms of the Lalla Employment Agreement, Steve Lalla is entitled to receive an annual base salary of $400,000, subject to adjustment on an annual basis, as approved by our compensation committee. He is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 75% of his base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and his personal performance. Mr. Lalla also received a one-time inducement equity grant with a grant value of $100,000 and a one-time inducement cash bonus of $100,000, both subject to terms outlined in the Lalla Employment Agreement. Mr. Lalla is eligible to earn up to 150% of his target bonus under our cash-based bonus plan, based upon the Company’s financial achievement and his personal performance.

Norman (Adam) Blake

Pursuant to the terms of the Blake Employment Agreement, Norman (Adam) Blake is entitled to receive an annual base salary of $340,000, subject to adjustment on an annual basis, as approved by our compensation committee. He is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 75% of his base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and his personal performance. Mr. Lalla also received a one-time inducement equity grant with a grant value of $200,000, subject to terms outlined in the Blake Employment Agreement. Mr. Blake is eligible to earn up to 150% of his target bonus under our cash-based bonus plan, based upon the Company’s financial achievement and his personal performance.

Rebecca Collins

Pursuant to her Restated Employment Agreement, Rebecca Collins is entitled to receive an annual base salary of $350,000, subject to adjustment on an annual basis, as approved by our compensation committee. She is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 60% of her base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and her personal performance. Ms. Collins is eligible to earn up to 150% of her target bonus under our cash-based bonus plan, based upon the Company’s financial achievement and her personal performance.

Mark Talbot

The terms of Mark Talbot’s employment were set forth in the Talbot Employment Agreement, providing for at-will employment and an annual base salary of $400,000, subject to adjustment on an annual basis, as approved by our compensation committee. He was also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 75% of his base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based on our financial achievement and his performance. The Talbot Employment Agreement further provided that Mr. Talbot was eligible to participate in our health and welfare benefit plans and retirement plan while an employee. Pursuant to the Talbot Employment Agreement, Mr. Talbot was eligible to receive continuing payments of his base salary and the cost of his medical benefits for a period of 12 months upon a qualifying termination of employment. In connection with Mark Talbot’s departure from the Company, Mr. Talbot and VM Consolidated, Inc., a wholly owned subsidiary of Verra Mobility, entered into the Talbot Separation Agreement on October 23, 2021, pursuant to which Mr. Talbot and VM Consolidated, Inc. agreed, among other things, that: (i) Mr. Talbot would receive severance payments consisting of his base salary for 12 months along with one hundred and two percent (102%) of the full cost of group health coverage for him and his dependents under the Company’s medical, dental, and vision plans; (iii) the first tranche of Mr. Talbot’s RSUs granted in 2021 (representing 25% of the grant) would be permitted to vest in August 2022, following his separation date, subject to Mr. Talbot’s compliance with the Separation Agreement; and (iv) Mr. Talbot would release certain parties and claims, including but not limited to the Company, its parents, shareholders, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its and their employee benefit plans and administrators, and any and all of its and their respective and current and former officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries, trustees, fiduciaries, and employees.

Termination Benefits

David Roberts

Pursuant to the terms of his Restated Employment Agreement, Mr. Roberts is eligible to receive continuing payments of his base salary and the cost of his medical benefits for a period of 24 months following a termination of his employment by Verra Mobility for reasons other than “Cause” or Mr. Roberts’ resignation for “Good Reason.” Such severance payments and benefits are subject to Mr. Roberts’ execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants.

Patricia Chiodo

The terms of Ms. Chiodo's employment were set forth in her Restated Employment Agreement. Ms. Chiodo was eligible to receive continuing payments of her base salary and the cost of her medical benefits for a period of 12 months following a termination of her employment by Verra Mobility for reasons other than “Cause” or Ms. Chiodo’s resignation for “Good Reason.” Such severance payments and benefits were subject to Ms. Chiodo’s execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants. In connection with her retirement, the Board of Directors of the Company agreed to accelerate the vesting of the final tranche of 145,388 RSUs granted to Ms. Chiodo on October 23, 2018 as part of a total original award of 581,552 RSUs, provided that Ms. Chiodo executes a general release of claims agreement in favor of the Company and is in continued compliance with her non-compete and non-disparagement agreement with the Company.

Steve Lalla

Pursuant to the terms of the Lalla Employment Agreement, Mr. Lalla is eligible to receive continuing payments of his base salary and the cost of his medical benefits for a period of 12 months following a termination of his employment by Verra Mobility for reasons other than “Cause” or Mr. Lalla’s resignation for “Good Reason.” Such severance payments and benefits are subject to Mr. Lalla’s execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants.

Norman (Adam) Blake

Pursuant to the terms of the Blake Employment Agreement, Mr. Blake is eligible to receive continuing payments of his base salary and the cost of his medical benefits for a period of 12 months following a termination of his employment by Verra Mobility for reasons other than “Cause” or Mr. Blake’s resignation for “Good Reason.” Such severance payments and benefits are subject to Mr. Blake’s execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants.

Rebecca Collins

Pursuant to the terms of her Restated Employment Agreement, Ms. Collins is eligible to receive continuing payments of her base salary and the cost of her medical benefits for a period of 12 months following a termination of her employment by Verra Mobility for reasons other than “Cause” or Ms. Collins’ resignation for “Good Reason.” Such severance payments and benefits are subject to Ms. Collins’ execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants.

For the purposes of the Executive Employment Agreements, “Good Reason” means: (i) a change in material reduction in the executive officer’s base salary; (ii) a material diminution of the executive officer’s duties, responsibilities or authority; (iii) the Company requiring that the executive officer’s principal office location be moved to a location more than 50 miles from the executive officer’s principal office location immediately before the change without the executive officer’s prior consent; or (iv) a material breach by the Company of the Executive Employment Agreement or any other written agreement between the parties.

For the purposes of the Executive Employment Agreements, “Cause” means: (i) the executive officer’s being charged with a felony or misdemeanor criminal offense, other than a misdemeanor traffic offense; (ii) the executive officer’s engagement in any act involving gross misconduct or dishonesty that is materially injurious to the Company or any Company affiliate; (iii) the executive officer’s willful and continued breach of, or failure to substantially perform under or comply with any of the material terms and covenants of any written agreement with the Company or any Company affiliate; (iv) the executive officer’s willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or a Company affiliate with respect to the executive officer’s job duties or responsibilities, the operation of the Company’s or its affiliates’ business and affairs, or the management of the Company’s or employees of a Company affiliate; or (v) the executive officer commits or has committed a breach of any laws or regulations which may affect or relate to the conduct of the Company’s or the business of a Company affiliate; provided, however, that with respect to (iii) and (iv) above, the executive officer will be provided notice of any misconduct and/or breach constituting Cause and be given a reasonable opportunity (not to exceed 30 consecutive days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company not to be susceptible to cure, in which case the termination shall be deemed to be immediate), and provided further that such cure period shall only be available for the first such act of misconduct and/or breach of the same or substantially similar type, and subsequent acts of misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to the executive officer’s subsequent cure of same.

Potential Payments upon Termination or Change in Control

The following table provides information regarding the potential payments upon termination without Cause or for Good Reason, which would have been paid to each executive officer in the event he or she had been terminated as of December 31, 2021, the last business day of fiscal year 2021. None of our executive officers has any arrangement that provides for payment or benefits upon a change in control. All payments in connection with any such termination will comply with Section 409A of the Code, to the extent Section 409A applies. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause or for Good Reason
	Cash Payment ($)(1)	Benefits ($)(2)	Acceleration of Vesting of RSUs ($)(3)
David Roberts	1,100,000	41,038	—
Patricia Chiodo(4)	411,045	12,579	—
Steve Lalla	400,000	20,857	—
Norman (Adam) Blake	340,000	23,698	—
Rebecca Collins	350,082	22,613	—
Mark Talbot(5)	—	—	—

(1)
Assumes a termination date of December 31, 2021, and is based on the executive’s salary and target bonus in effect at such date.
(2)
Reflects the cost related to the continuation of the executive’s health benefits for the period specified.
(3)
Calculated based on an assumed termination date of December 31, 2021 and the closing market price of our Class A Common Stock on Nasdaq on such date.
(4)
Ms. Chiodo retired from the position as CFO effective April 23, 2022 and currently serves in an advisory role. In connection with her retirement, the Board agreed to accelerate the vesting of the final tranche of 145,388 RSUs granted to Ms. Chiodo on October 23, 2018 as part of a total original award of 581,552 RSUs. Ms. Chiodo’s remaining unvested equity will be forfeited upon her separation from the Company.
(5)
Mr. Talbot separated from the Company on October 22, 2021 pursuant to the Talbot Separation Agreement. Under the Talbot Separation Agreement, Mr. Talbot retained 6,815 RSUs (which vest on August 11, 2022) and forfeited the remaining 20,446 RSUs. All other unvested equity awards then held by Mr. Talbot, including his unvested RSUs, PSUs and stock options, were either terminated or forfeited in connection with his departure from the Company.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2021. All outstanding awards relate to our Class A Common Stock.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuances under Equity Compensation Plans (excluding securities in column (a)) (c)
Equity compensation plans approved by security holders	3,084,012	(1)	$13.26	4,809,837	(2)
Equity compensation plans not approved by security holders	—		N/A	—
Total	3,084,012	(1)	$13.26	4,809,837	(2)

(1)
Represents, as of December 31, 2021, (i) 1,163,019 shares issuable upon exercise of stock options; (ii) 1,692,189 shares issuable upon settlement of RSUs; and (iii) 228,804 shares issuable upon settlement of PSUs. The weighted average exercise price in column (b) does not take RSUs and PSUs into account.
(2)
Represents shares of our Class A Common Stock available for issuance under our 2018 Equity Plan as of December 31, 2021. Awards available for grant under our 2018 Equity Plan include stock options, stock appreciation rights, restricted stock, RSUs, and performance awards.

Transactions With Related Persons

The following is a summary of transactions, since the beginning of our last fiscal year, to which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Registration Rights Agreement

Upon the closing of the Business Combination, we entered into a registration rights agreement with certain restricted stockholders. Pursuant to the terms of the registration rights agreement, (a) any outstanding shares of Class A Common Stock or any of our other equity securities (including the Private Placement Warrants (defined below) and including shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) held by a restricted stockholder as of the date of the agreement or thereafter acquired by a restricted stockholder (including the shares of Class A Common Stock issued upon exercise of any Private Placement Warrants) and shares of Class A Common Stock issued or issuable as Earn-Out Shares (defined below) to certain stockholders and (b) any of our other equity securities issued or issuable with respect to any such share of common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

The restricted stockholders are each entitled to make up to six demands for registration, excluding short form demands, that we register shares of Class A Common Stock held by these parties. In addition, the restricted stockholders have certain “piggy-back” registration rights. We will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the registration rights agreement. We and the restricted stockholders agree in the registration rights agreement to provide customary indemnification in connection with offerings of common stock effected pursuant to the terms of the registration rights agreement.

Warrant Agreement

In connection with our initial public offering, we issued 13,333,333 warrants with an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants”) and 6,666,666 warrants with an exercise price of $11.50 per share of Class A Common Stock that we sold to Gores Sponsor II LLC in a private sale (the “Private Placement Warrants”). In addition, we have filed a registration statement under the Securities Act covering the 13,333,301 shares of our Class A Common Stock that may be issued upon exercise of the outstanding Public Warrants, the 6,666,666 Private Placement Warrants, and the 6,666,666 shares of our Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, and we are obligated to maintain the effectiveness of such registration statement until the Warrants expire.

The Public Warrants entitle their holders to purchase one Class A Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Public Warrants were listed on Nasdaq under the symbol “VRRMW,” and were removed from listing on Nasdaq on December 14, 2018 and are currently traded on the OTC Markets. As of December 31, 2021, 13,333,301 Public Warrants were outstanding. The Private Placement Warrants entitle its holders to purchase one Class A Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. As of December 31, 2021, 6,666,666 Private Placement Warrants were outstanding. The terms of the Private Placement Warrants are identical to the Public Warrants, except that such Private Placement Warrants are not redeemable by us so long as they are still held by Gores Sponsor II LLC or its permitted transferees.

Earn-Out Shares

Pursuant to the Merger Agreement, we agreed to issue up to 10,000,000 additional shares of Class A Common Stock (the “Earn-Out Shares”) to the Platinum Stockholder if either (i) the volume weighted average closing sale price of one share of Class A Common Stock on the Nasdaq exceeds certain thresholds for a period of at least 10 out of 20 consecutive trading days (the “Common Share Price”) or (ii) there is a change in control (as described in the Merger Agreement) in which the holders of Class A Common Stock receive a per share price in respect of their Class A Common Stock that is equal to or greater than any such Common Share Price threshold (the “Change in Control Price”), in each case, at any time during the five-year period following the completion of the Business Combination.

On April 26, 2019, the triggering event for the issuance of the first tranche of Earn-Out Shares to the Platinum Stockholder occurred, as the volume weighted average closing price per share of the Company’s Class A Common Stock as of that date had been greater than $13.00 for 10 out of 20 consecutive trading days. As a result, we issued 2,500,000 Earn-Out Shares to the Platinum Stockholder on April 30, 2019.

On January 27, 2020, the triggering event for the issuance of the second tranche of Earn-Out Shares occurred, as the volume weighted average closing price per share of the Company’s Class A Common Stock as of that date had been greater than $15.50 for 10 out of 20 consecutive trading days. This triggering event resulted in the issuance of 2,500,000 shares of the Company’s Class A Common Stock.

We will be required to issue additional Earn-Out Shares to the Platinum Stockholder as follows: (i) a one-time issuance of 2,500,000 shares if the Common Share Price or Change in Control Price is greater than $18.00; and (ii) a one-time issuance of 2,500,000 shares if the Common Share Price or Change in Control Price is greater than $20.50.

Tax Receivable Agreement

At the closing of the Business Combination, we entered into the Tax Receivable Agreement with the Platinum Stockholder and Greenlight as the stockholder representative. The Tax Receivable Agreement generally provides for the payment by us to the Platinum Stockholder of 50% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of the increase in the tax basis of the intangible assets of HTA which resulted from our acquisition of HTA prior to the Business Combination. We generally will retain the benefit of the remaining 50% of these cash savings. In fiscal 2021, we paid the Platinum Stockholder a total of approximately $9.9 million, consisting of $4.8 million, which amount represented 50% of the net cash savings realized in 2019 and $5.1 million, which amount represented 50% of the net cash savings realized in 2020.

Corporate Advisory Services Agreement

We are party to a corporate advisory services agreement with Platinum Equity Advisors, LLC (“Advisors”), pursuant to which Advisors will provide us with certain mutually agreed transactional and corporate advisory services. No fees are payable under the agreement, but we must reimburse Advisors for its out-of-pocket expenses incurred in connection with services rendered.

Employment Arrangements and Equity Grants

We have entered into Executive Employment Agreements with certain of our executive officers, which include certain termination benefits. For more information regarding these arrangements, see “Employment, Severance and Change of Control Agreements” above. We have granted equity awards to our executive officers and certain members of our Board. For a description of these equity awards, see the sections titled “Executive Compensation” and “Director Compensation.”

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. In addition, we maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as our directors and officers, and (ii) to us with respect to payments which may be made by us to such officers and directors pursuant to any indemnification provision contained in our certificate of incorporation and bylaws or otherwise as a matter of law. We have additionally entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by Verra Mobility of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Related Person Transaction Policy

Our audit committee has adopted a written policy and procedures with respect to related person transactions. Under this policy, a transaction constitutes a “related person transaction” if (i) we (or any of our subsidiaries) participate in the transaction, (ii) the transaction’s value exceeds $120,000, and (iii) a related person has or will have a direct or indirect material interest. A related person for the purposes of our policy is any of our executive officers, our directors and director nominees, beneficial owners of more than five percent of our common stock, any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of the foregoing persons.

Our audit committee must review and approve any related person transaction before we participate in the transaction. No member of our audit committee participates in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. Our audit committee reports any transaction that the committee has approved under this policy at each meeting of the board of directors. If we become aware of related person transactions that had not previously approved or ratified under this policy, the audit committee evaluates all options, including, but not limited to, ratification, amendment or termination of the related person transaction based on all of the relevant facts and circumstances available to the audit committee.

In reviewing a related person transaction, our audit committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee approves only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders, as the audit committee determines in good faith.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Common Stock and our other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2021, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Other Matters

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 with the SEC. These filings are available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10‑K at https://ir.verramobility.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to our Secretary at 1150 North Alma School Road, Mesa, Arizona 85201.

* * * * *

By order of the Board,

/s/ Patrick Byrne

Patrick Byrne
Chairman of the Board
Mesa, Arizona
May 2, 2022

SCAN TO VIEW MATERIALS & VOTE VERRA MOBILITY CORPORATION 1150 NORTH ALMA SCHOOL ROAD MESA, AZ 85201 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on June 20, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and tocreate an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VRRM2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on June 20, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY D85324-P75566 VERRA MOBILITY CORPORATION For All Withhold All For All Except The Board of Directors recommends you vote FOR ALL with respect to the following: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Elect two Class I directors, Douglas Davis and Cynthia Russo, to serve on our Board until our 2025 Annual Meeting of Stockholders. Nominees: 01) Douglas Davis 02) Cynthia Russo The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Approve, on an advisory basis, the compensation of our named executive officers. 3. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. NOTE: In their discretion, the proxyholders will vote on other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com D85325-P75566 VERRA MOBILITY CORPORATION Annual Meeting of Stockholders June 21, 2022 9:00 AM PDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Verra Mobility Corporation hereby appoint(s) Rebecca Collins and Raphael Avraham, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Verra Mobility Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting to be held virtually at www.virtualshareholdermeeting.com/VRRM2022on June 21, 2022 at 9:00 AM PDT, and any adjournment or postponement thereof, in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement, receipt of which is hereby acknowledged and the terms of each are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2022 Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side